                                                                                                                                          Execution Version

CREDIT AGREEMENT

Dated as of December 21, 2010

among

HUMANA INC.,

THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTIES HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Agent and as CAF Loan Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

CITIBANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

and

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., PNC CAPITAL MARKETS LLC, U.S. BANK, NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC,

as Joint-Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

                                                                                       Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	17

SECTION 2.	AMOUNT AND TERMS OF LOANS	18

2.1	Revolving Credit Loans	18
2.2	CAF Loans	19
2.3	Swingline Commitment.	21
2.4	Procedure for Swingline Borrowing; Refunding of Swingline Loans.	22
2.5	Repayment of Loans; Evidence of Debt	23
2.6	Fees	24
2.7	Termination or Reduction of Commitments	24
2.8	Optional Prepayments	24
2.9	Conversion Options; Minimum Amount of Loans.	25
2.10	Interest Rate and Payment Dates for Loans	26
2.11	Computation of Interest and Fees	26
2.12	Inability to Determine Interest Rate	27
2.13	Pro Rata Borrowings and Payments	28
2.14	Illegality	29
2.15	Requirements of Law	29
2.16	Capital Adequacy	30
2.17	Taxes	31
2.18	Indemnity	32
2.19	Application of Proceeds of Loans	33
2.20	Notice of Certain Circumstances; Assignment of Commitments Under Certain Circumstances	33
2.21	Regulation U	34
2.22	Defaulting Banks.	35
2.23	Increase of Commitments.	36

SECTION 3.	LETTERS OF CREDIT	37

3.1	L/C Sublimit	37
3.2	Procedure for Issuance of Letters of Credit	38
3.3	Fees, Commissions and Other Charges	38
3.4	L/C Participation	39
3.5	Reimbursement Obligation of the Company	40
3.6	Obligations Absolute	40
3.7	Letter of Credit Payments	41
3.8	Application	41

SECTION 4.	REPRESENTATIONS AND WARRANTIES	41

i

4.1	Corporate Existence; Compliance with Law	41
4.2	No Legal Obstacle to Agreement; Enforceability	41
4.3	Litigation	42
4.4	Disclosure	42
4.5	[Reserved]	42
4.6	Financial Condition.	42
4.7	Changes in Condition.	43
4.8	Assets	43
4.9	Tax Returns	43
4.10	Contracts, etc	43
4.11	Subsidiaries	43
4.12	Burdensome Obligations	43
4.13	ERISA	44
4.14	Environmental and Public and Employee Health and Safety Matters	44
4.15	Federal Regulations	44
4.16	Investment Company Act; Other Regulations	45
4.17	Solvency	45
4.18	Casualties	45
4.19	Business Activity	45
4.20	Purpose of Loans	45

SECTION 5.	CONDITIONS	45

5.1	Conditions to the Closing Date	45
5.2	Conditions to Each Loan	47

SECTION 6.	AFFIRMATIVE COVENANTS	48

6.1	Taxes, Indebtedness, etc	48
6.2	Maintenance of Properties; Maintenance of Existence	48
6.3	Insurance	49
6.4	Financial Statements	49
6.5	Certificates; Other Information	50
6.6	Compliance with ERISA	51
6.7	Compliance with Laws	51
6.8	Inspection of Property; Books and Records; Discussions	51
6.9	Notices	51
6.10	Maintenance of Licenses, Etc	52
6.11	Further Assurances	52

SECTION 7.	NEGATIVE COVENANTS	52

7.1	Financial Condition Covenants.	52
7.2	Limitation on Subsidiary Indebtedness	53
7.3	Limitation on Liens	53
7.4	Limitations on Fundamental Changes	54
7.5	Limitation on Sale of Assets	55
7.6	Limitation on Distributions	55
7.7	Transactions with Affiliates	55
7.8	Sale and Leaseback	56

SECTION 8.	DEFAULTS	56

8.1	Events of Default	56
8.2	Annulment of Defaults	59
8.3	Waivers	59
8.4	Course of Dealing	59

SECTION 9.	THE AGENT	59

9.1	Appointment	59
9.2	Delegation of Duties	60
9.3	Exculpatory Provisions	60
9.4	Reliance by Agent	60
9.5	Notice of Default	61
9.6	Non-Reliance on Agent and Other Banks	61
9.7	Indemnification	61
9.8	Agent and CAF Loan Agent in Its Individual Capacity	62
9.9	Successor Agent and CAF Loan Agent	62
9.10	Syndication Agent and Documentation Agents	62

SECTION 10.MISCELLANEOUS	62

10.1	Amendments and Waivers	62
10.2	Notices	63
10.3	No Waiver; Cumulative Remedies	64
10.4	Survival of Representations and Warranties	64
10.5	Payment of Expenses and Taxes; Indemnity	64
10.6	Successors and Assigns; Participations; Purchasing Banks	65
10.7	Adjustments; Set-off	69
10.8	Counterparts	70
10.9	GOVERNING LAW	70
10.10	WAIVERS OF JURY TRIAL	70
10.11	Submission To Jurisdiction; Waivers	70
10.12	Confidentiality of Information	70
10.13	Existing Five-Year Credit Agreement	71
10.14	USA PATRIOT Act	71
10.15	No Fiduciary Duty	71

ANNEXES

ANNEX A                               Existing Letters of Credit

SCHEDULES

SCHEDULE I                             Commitment Amounts and Percentages
SCHEDULE II                            Pricing Grid
SCHEDULE III                           Indebtedness
SCHEDULE IV                           Subsidiaries of the Company
SCHEDULE V                            Liens
SCHEDULE VI                           Certain Acquisitions and Dispositions
SCHEDULE VII                          Other Regulations
SCHEDULE VIII                         Business Activities

EXHIBITS

EXHIBIT A                                   Form of Revolving Credit Note
EXHIBIT B                                    Form of Grid CAF Loan Note
EXHIBIT C                                    Form of Individual CAF Loan Note
EXHIBIT D                                    Form of CAF Loan Request
EXHIBIT E                                    Form of CAF Loan Offer
EXHIBIT F                                    Form of CAF Loan Confirmation Agreement
EXHIBIT G                                   Form of Commitment Transfer Supplement
EXHIBIT H                                   Form of Closing Certificate
EXHIBIT I                                    Form of Company Counsel Opinion
EHHIBIT J-1                                 Form of New Bank Supplement
EXHIBIT J-2                                 Form of Increased Commitment Notice

CREDIT AGREEMENT, dated as of December 21, 2010, among HUMANA INC., a Delaware corporation (the “Company”), the several banks and other financial institutions from time to time parties to this Agreement (the “Banks”), and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Banks hereunder (in such capacity, the “Agent”) and as CAF Loan agent (in such capacity, the “CAF Loan Agent”).

W I T N E S S E T H:

WHEREAS, the Company has requested the Banks to provide a revolving credit facility in the aggregate principal amount of $1,000,000,000; and

WHEREAS, the Banks are willing to provide such credit facility upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

 “Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Outstanding Extensions of Credit”:  as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Bank then outstanding, (b) the amount represented by such Bank’s Commitment Percentage of the L/C Obligations then outstanding and (c) such Bank’s Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Agreement”:  this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

 “Alternate Base Rate Loans”:  Revolving Credit Loans and Swingline Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Applicable LIBOR Auction Advance Rate”:  in respect of any CAF Loan requested pursuant to a LIBOR Auction Advance Request, the London interbank offered rate for deposits in Dollars for the period commencing on the date of such CAF Loan and ending on the maturity date thereof which appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Working Days prior to the beginning of such period.

“Applicable Margin”:  for each Type of Loan other than CAF Loans, the rate per annum applicable to such Type determined in accordance with the Pricing Grid.

“Application”:  any application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

“Approved Fund”:  as defined in subsection 10.6(d).

“Available Commitments”:  as to any Bank at a particular time, an amount equal to the difference between (a) the amount of the Commitments at such time and (b) the Aggregate Outstanding Extensions of Credit at such time.

“Bank Obligations”:  as defined in subsection 8.1(k).

“Bank Parent”: with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a Subsidiary.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks”:  the several banks and other financial institutions from time to time parties to this Agreement.

“Benefitted Bank”:  as defined in subsection 10.7(a).

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.1(b) or 2.4(a) or a CAF Loan Request pursuant to subsection 2.2(b) as a date on which the Company requests the Banks to make Revolving Credit Loans, Swingline Loans or CAF Loans, as the case may be, hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CAF Loan”:  each CAF Loan made pursuant to subsection 2.2; the aggregate amount advanced by a CAF Loan Bank pursuant to subsection 2.2 on each CAF Loan Date shall constitute one or more CAF Loans, as specified by such CAF Loan Bank pursuant to subsection 2.2(b)(vi).

“CAF Loan Assignee”:  as defined in subsection 10.6(c).

“CAF Loan Assignment”:  any assignment by a CAF Loan Bank to a CAF Loan Assignee of a CAF Loan and related Individual CAF Loan Note; any such CAF Loan Assignment to be registered in the Register must set forth, in respect of the CAF Loan Assignee thereunder, the full name of such CAF Loan Assignee, its address for notices, its lending office address (in each case with telephone and facsimile transmission numbers) and payment instructions for all payments to such CAF Loan Assignee, and must contain an agreement by such CAF Loan Assignee to comply with the provisions of subsection 10.6(c), 10.6(h) and 10.12 to the same extent as any Bank.

“CAF Loan Banks”:  Banks from time to time designated as CAF Loan Banks by the Company by written notice to the CAF Loan Agent (which notice the CAF Loan Agent shall transmit to each such CAF Loan Bank).

“CAF Loan Confirmation”:  each confirmation by the Company of its acceptance of one or more CAF Loan Offers, which CAF Loan Confirmation shall be substantially in the form of Exhibit F and shall be delivered to the CAF Loan Agent in writing.

“CAF Loan Date”:  each date on which a CAF Loan is made pursuant to subsection 2.2.

“CAF Loan Note”:  a Grid CAF Loan Note or an Individual CAF Loan Note.

“CAF Loan Offer”:  each offer by a CAF Loan Bank to make one or more CAF Loans pursuant to a CAF Loan Request, which CAF Loan Offer shall contain the information specified in Exhibit E and shall be delivered to the CAF Loan Agent by telephone, immediately confirmed in writing.

“CAF Loan Request”:  each request by the Company for CAF Loan Banks to submit bids to make CAF Loans, which shall contain the information in respect of such requested CAF Loans specified in Exhibit D and shall be delivered to the CAF Loan Agent in writing, or by telephone, immediately confirmed in writing.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change in Control”:  of any corporation, shall occur where (a) any Person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company, shall acquire more than 30% of the Voting Stock of such corporation or (b) the Continuing Directors shall not constitute a majority of the board of directors of such corporation.

“Clocktower Building”:  the real property located at 123 E. Main Street, Louisville, Kentucky  40202.

“Closing Date”:  the date on which all of the conditions precedent for the Closing Date set forth in Section 5 shall have been fulfilled.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit”:  as defined in subsection 3.1(a).

“Commitment”:  as to any Bank, its obligation to make Revolving Credit Loans to the Company pursuant to subsection 2.1(a) and/or participate in Swingline Loans and issue or participate in Letters of Credit in an aggregate principal amount and/or face amount not to exceed at any one time outstanding the amount set forth opposite such Bank’s name in Schedule I, as such amount may be reduced or increased from time to time as provided herein.

“Commitment Percentage”:  as to any Bank, the percentage of the aggregate Commitments for all Banks constituted by such Bank’s Commitment.  In the case of Section 2.22 when a Defaulting Bank shall exist, Commitment Percentages shall be determined without regard to any Defaulting Bank’s Commitment.

“Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commitment Transfer Supplement”:  a Commitment Transfer Supplement, substantially in the form of Exhibit G.

“Concentra Credit Agreement”: the Credit Agreement, dated as of June 25, 2007, among Concentra Operating Corporation, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent.

“Concentra Letters of Credit”: the letters of credit issued under the Concentra Credit Agreement and outstanding on the Closing Date.

“Conduit Lender”:  any special purpose corporation organized and administered by any Bank for the purpose of making Loans otherwise required to be made by such Bank and designated by such Bank in a written instrument; provided, that the designation by any Bank of a Conduit Lender shall not relieve the designating Bank of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Bank (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsections 2.15, 2.16, 2.17, 2.18 or 10.5 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender (and each Bank which designates a Conduit Lender shall indemnify the Company against any increased taxes, costs, expenses, liabilities or losses associated with any payment thereunder to such Conduit Lender) or (b) be deemed to have any Commitment.

“Consolidated Assets”:  the consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP.

“Consolidated EBIT”:  for any period for which the amount thereof is to be determined, Consolidated Net Income for such period plus all amounts deducted in computing such Consolidated Net Income in respect of Consolidated Interest Expense and income taxes, all determined in accordance with GAAP; provided, that for purposes of calculating Consolidated EBIT for any period of four full fiscal quarters, (a) the Consolidated EBIT attributable to any Person or business unit acquired by the Company or its Subsidiaries during such period (such Consolidated EBIT to be calculated in the same manner as Consolidated EBIT for the Company and its Subsidiaries is calculated, mutatis mutandis, provided that amounts arising prior to the time such acquired Person or business unit was acquired attributable to (i) any discontinued operations or products of the acquired Person or business unit or (ii) operations or products of the acquired Person or business unit which the Company expects to discontinue as disclosed in the Company’s reports filed with the Securities and Exchange Commission within three months after the date of acquisition of such Person or business unit shall be excluded in such calculation) shall be included on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) and (b) the Consolidated EBIT of any Person or business unit disposed of by the Company or its Subsidiaries during such period (such Consolidated EBIT to be calculated in the same manner as Consolidated EBIT for the Company and its Subsidiaries is calculated, mutatis mutandis) shall be deducted on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters).

“Consolidated EBITDA”:  for any fiscal period for which the amount thereof is to be determined, Consolidated EBIT for such fiscal period plus, to the extent deducted from Consolidated Net Income for such fiscal period, depreciation and amortization for such fiscal period.

“Consolidated Interest Expense”:  for any period for which the amount thereof is to be determined, all amounts deducted in computing Consolidated Net Income for such period in respect of interest expense on Indebtedness  determined in accordance with GAAP; provided, that for purposes of calculating Consolidated Interest Expense for any period of four full fiscal quarters, (a) the Consolidated Interest Expense of any Person or business unit acquired by the Company or its Subsidiaries during such period (such Consolidated Interest Expense to be calculated in the same manner as Consolidated Interest Expense for the Company and its Subsidiaries is calculated, mutatis mutandis, provided that amounts arising prior to the time such acquired Person or business unit was acquired attributable to (i) any discontinued operations or products of the acquired Person or business unit or (ii) operations or products of the acquired Person or business unit which the Company expects to discontinue as disclosed in the Company’s reports filed with the Securities and Exchange Commission within three months after the date of acquisition of such Person or business unit shall be excluded in such calculation) shall be included on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) and (b) the Consolidated Interest Expense of any Person or business unit disposed of by the Company or its Subsidiaries during such period (such Consolidated Interest Expense to be calculated in the same manner as Consolidated Interest Expense for the Company and its Subsidiaries is calculated, mutatis mutandis) shall be deducted on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters).  Consolidated Interest Expense shall in any event include the Synthetic Lease Interest Component of any Synthetic Lease entered into by the Company or any of its Subsidiaries.

“Consolidated Net Income”:  for any period, the consolidated net income, if any, after taxes, of the Company and its Subsidiaries for such period determined in accordance with GAAP; provided, that, for all purposes other than subsection 7.1(a), Consolidated Net Income shall not be reduced or increased by the amount of any non-cash extraordinary charges or credits that would otherwise be deducted from or added to revenue in determining such Consolidated Net Income.

“Consolidated Net Tangible Assets”:  at any date, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of the Company (excluding any thereof which are by their terms extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding any deferred income taxes that are included in current liabilities), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

“Consolidated Net Worth”:  at any date, the stockholders’ equity of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

“Consolidated Total Debt”:  the aggregate of all Indebtedness (including the current portion thereof) of the Company and its Subsidiaries on a consolidated basis.

“Continuing Director”:  any member of the board of directors of the Company who is a member of such board on the date of this Agreement, and any Person who is a member of such Board and whose nomination as a director was approved by a majority of the Continuing Directors then on such Board.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Group Person”:  any Person which is a member of the controlled group or is under common control with the Company or any Subsidiary within the meaning of Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.

“Credit Party”:  the Agent, the Issuing Bank, the Swingline Lender or any other Bank.

 “Default”:  any of the events specified in subsection 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Bank”:  any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has become the subject of a Bankruptcy Event or (e) has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit.

“Distribution”:  (a) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Company other than dividends payable solely in shares of common stock of the Company, (b) the purchase, redemption or other acquisition of any shares of any class of Capital Stock of the Company directly or indirectly through a Subsidiary or otherwise, and (c) any other distribution on or in respect of any shares of any class of Capital Stock of the Company.

“Documentation Agents”: Citibank, N.A., PNC Bank, National Association, U.S. Bank and Wells Fargo Bank, National Association.

“Dollars” and”$”:  dollars in lawful currency of the United States of America.

“Domestic Lending Office”:  with respect to each Bank, the office of such Bank located within the United States which shall be making or maintaining Alternate Base Rate Loans.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as”Eurocurrency Liabilities” in Regulation D of such board) maintained by a member bank of such system.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the average (rounded upwards to the nearest whole multiple of one sixteenth of one percent) of the respective rates notified to the Agent by the Reference Banks as the rate at which each of their Eurodollar Lending Offices is offered Dollar deposits two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are then being conducted at or about 10:00 A.M., New York City time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of such Reference Bank to be outstanding during such Interest Period.

“Eurodollar Lending Office”:  with respect to each Bank, the office of such Bank which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”:  Revolving Credit Loans hereunder at such time as they are made and/or are being maintained at a rate of interest based upon the Eurodollar Rate.

 “Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Tranche”:  the collective reference to Eurodollar Loans having the same Interest Period (whether or not originally made on the same day).

“Event of Default”:  any of the events specified in subsection 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Existing Five-Year Credit Agreement”:  the Five-Year Credit Agreement, dated as of July 14, 2006, among the Company, the banks party thereto, the syndication agents named therein, and JPMorgan Chase Bank, N.A., as administrative agent and as CAF Loan Agent.

“Existing Issuing Bank”: JPMorgan Chase Bank, N.A. and Bank of America, N.A., as issuers of the Existing Letters of Credit.

“Existing Letters of Credit”:  the letters of credit described in Annex A.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement or any amended or successor provisions that are substantively similar (provided that any such amendment or successor provision provides a commercially reasonable mechanism to avoid the tax imposed thereunder), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Financing Lease”:  any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Fixed Rate Auction Advance Request”:  any CAF Loan Request requesting the CAF Loan Banks to offer to make CAF Loans at a fixed rate (as opposed to a rate composed of the Applicable LIBOR Auction Advance Rate plus or minus a margin).

“GAAP”:  (a) with respect to determining compliance by the Company with the provisions of subsections 7.1, 7.2 and 7.5, generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 4.6 and (b) with respect to the furnishing of financial statements pursuant to subsection 6.4 and otherwise, generally accepted accounting principles in the United States of America from time to time in effect.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grid CAF Loan Note”: as defined in subsection 2.5(e).

“Guarantee Obligation”:  of any Person, any arrangement whereby credit is extended to one party on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of another, or to purchase an obligation owed by that other, to purchase assets or to provide funds in the form of lease or other types of payments under circumstances that would enable that other to discharge one or more of its obligations, whether or not such arrangement is listed in the balance sheet of the obligor or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

“Headquarters”:  the principal executive offices of the Company located at 500 West Main Street, Louisville, Kentucky 40202.

“HMO”:  a health maintenance organization doing business as such (or required to qualify or to be licensed as such) under HMO Regulations.

“HMO Regulations”:  all laws, regulations, directives and administrative orders applicable under federal or state law specific to health maintenance organizations and any regulations, orders and directives promulgated or issued pursuant thereto.

“HMO Regulator”:  any Person charged with the administration, oversight or enforcement of an HMO Regulation.

“HMO Subsidiary”:  any Subsidiary of the Company that is now or hereafter an HMO.

“Increased Commitment Notice”:  a notice substantially in the form of Exhibit J-2.

“Increased Commitment Closing Date”:  any Business Day designated as such in an Increased Commitment Notice.

“Indebtedness”:  of a Person, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person in excess of $1,000,000, (d) all liabilities secured by any Lien on any property owned by the Company or any Subsidiary even though such Person has not assumed or otherwise become liable for the payment thereof; provided, that the amount of such Indebtedness shall be the lesser of the fair market value of such property and the amount of liabilities secured thereby, (e) the amount of Synthetic Lease Obligations of such Person, (f) all Guarantee Obligations relating to any of the foregoing in excess of $1,000,000, and (g) for purposes of subsection 8.1(e) only, all net obligations of such Person in respect of Interest Rate Protection Agreements.

“Individual CAF Loan Note”:  as defined in subsection 2.5(e).

“Insolvency” or “Insolvent”:  with respect to any Multiemployer Plan, means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

 “Insurance Regulation”:  any law, regulation, rule, directive or order applicable and specific to an insurance company.

“Insurance Regulator”:  any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

“Insurance Subsidiary”:  any Subsidiary of the Company that is now or hereafter doing business (or required to qualify or to be licensed) under Insurance Regulations.

“Interest Payment Date”:  (a) as to any Alternate Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December, commencing on the first of such days to occur after Alternate Base Rate Loans are made or Eurodollar Loans are converted to Alternate Base Rate Loans and the final maturity date of such Loan, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any CAF Loan in respect of which the Company has selected an Interest Period not exceeding 90 days or three months, as the case may be, the last day of such Interest Period, (d) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b) and as to any CAF Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (c), each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period and (e) as to any Swingline Loan, the day that such Loan is required to be repaid pursuant to the terms of this Agreement.

“Interest Period”:  (a)  with respect to any Eurodollar Loans:

(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, nine or twelve months thereafter), as selected by the Company in its notice of borrowing as provided in subsection 2.1(b) or its notice of conversion as provided in subsection 2.9(a), as the case may be; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, nine or twelve months thereafter), as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected Eurodollar Loan;

(3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(4) any interest period pertaining to a Eurodollar Loan that would otherwise end after the Termination Date shall end on the Termination Date; and

(5) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(b) with respect to any CAF Loans, the period commencing on the Borrowing Date therefor and ending on the maturity date for such CAF Loans as set forth in subsection 2.2(b)(i).

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

“Issuing Bank”:  (i) JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as issuer of any Letter of Credit, (ii) solely with respect to the Concentra Letters of Credit issued by it that shall constitute Letters of Credit hereunder in accordance with Section 3.1(a), Citibank, N.A. and (iii) any other Bank as may be selected by the Company, with the written consent of the Agent, such consent not to be unreasonably withheld.

“Joint Lead Arrangers”: J.P. Morgan Securities LLC, Merril Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC.

“L/C Exposure”: at any time, the total L/C Obligations.  The L/C Exposure of any Bank at any time shall be its Commitment Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

“L/C Participants”:  the collective reference to all the Banks other than the Issuing Bank.

“L/C Sublimit”:  $100,000,000.

“Lender Affiliate”:  (a) any Affiliate of any Bank, (b) any Person that is administered or managed by any Bank and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Bank which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Bank or by an Affiliate of such Bank or investment advisor.

“Letters of Credit”:  as defined in subsection 3.1(a).

“Leverage Ratio”:  at the last day of any full fiscal quarter of the Company, the ratio of (a) all Indebtedness of the Company and its Subsidiaries outstanding on such date to (b) Consolidated EBITDA for the period of four fiscal quarters of the Company ended on such day.

“LIBOR Auction Advance Request”:  any CAF Loan Request requesting the CAF Loan Banks to offer to make CAF Loans at an interest rate equal to the Applicable LIBOR Auction Advance Rate plus or minus a margin.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement that has the same practical effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Bank pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Notes and the Applications.

“Margin Stock”:  as defined in Regulation U.

“Margin Stock Collateral”:  all Margin Stock (other than Portfolio Margin Stock) of the Company and its Subsidiaries by which the Loans are deemed “indirectly secured” within the meaning of Regulation U.

“Material Adverse Effect”:  any material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the rights and remedies of the Banks with respect to the Company and its Subsidiaries under any of the Loan Documents.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Bank”: as defined in Section 2.23(b).

“New Bank Supplement”: as defined in Section 2.23(b).

 “Non-U.S. Bank”:  as defined in subsection 2.17(b).

“Note”:  any Revolving Credit Note or CAF Loan Note.

“Other Collateral”:  all assets of the Company and its Subsidiaries (other than Margin Stock) by which the Loans are deemed “indirectly secured” within the meaning of Regulation U.

 “Participant Register”: as defined in Section 10.6(b).

“Participants”:  as defined in subsection 10.6(b).

“Payment Sharing Notice”:  a written notice from the Company, or any Bank, informing the Agent that an Event of Default has occurred and is continuing and directing the Agent to allocate payments thereafter received from the Company in accordance with subsection 2.13(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3), and subject to Title IV, of ERISA and in respect of which the Company, any Subsidiary or any Control Group Person is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

 “Portfolio Margin Stock”:  Margin Stock held by Insurance Subsidiaries or HMO Subsidiaries as portfolio investments, to which the restrictions of Section 7 shall not apply.

“Pricing Grid”:  the Pricing Grid set forth in Schedule II.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced).

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Purchasing Banks”:  as defined in subsection 10.6(d).

“Reference Banks”:  JPMorgan Chase Bank, N.A., Citibank N.A., Bank of America, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association.

“Refunded Swingline Loan”: as defined in Section 2.4(b).

“Register”:  as defined in subsection 10.6(e).

“Regulation T”:  Regulation T of the Board of Governors of the Federal Reserve System.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X”:  Regulation X of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligation”:  the obligation of the Company to reimburse the Issuing Bank pursuant to subsection 3.5 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

 “Required Banks”:  (a) during the Commitment Period, Banks whose Commitment Percentages aggregate more than 50% and (b) after the Commitments have expired or been terminated, Banks whose outstanding Loans and L/C Obligations represent in the aggregate more than 50% of all outstanding Loans and L/C Obligations.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, the president, any executive or senior vice president or vice president of the Company, the chief financial officer, treasurer or controller of the Company.

“Revolving Credit Loans”:  as defined in subsection 2.1(a).

“Revolving Credit Notes”:  as defined in subsection 2.5(e).

“Significant Subsidiary”:  means, at any particular time, any Subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Single Employer Plan”:  any Plan which is not a Multiemployer Plan.

 “Solvent”:  with respect to any Person (or group of Persons) on a particular date, that on such date (i) the fair value of the property of such Person (or group of Persons) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person (or group of Persons), (ii) the present fair salable value of the assets of such Person (or group of Persons) is not less than the amount that will be required to pay the probable liability of such Person (or group of Persons) on its debts as they become absolute and matured, (iii) such Person (or group of Persons) is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person (or group of Persons) does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s (or group of Person’s) ability to pay as such debts and liabilities mature, (v) such Person (or group of Persons) is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s (or group of Person’s) property (after giving effect to any engagement in such business or transaction) would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person (or group of Persons) is engaged and (vi) such Person (or group of Persons) is solvent under all applicable HMO Regulations and Insurance Regulations.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Swingline Exposure”:  at any time, the aggregate amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Bank at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.3.

“Swingline Participation Amount”:  as defined in Section 2.4.

“Syndication Agent”: Bank of America, N.A.

“Synthetic Lease”:  each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Components”:  with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases for such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation”:  as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Taxes”: as defined in Section 2.17.

 “Termination Date”:  the date one day before the third anniversary of the Closing Date (or, if such date is not a Business Day, the next preceding Business Day).

“Transfer Effective Date”:  as defined in each Commitment Transfer Supplement.

“Transferee”:  as defined in subsection 10.6(g).

“Type”:  as to any Revolving Credit Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Voting Stock”: with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“Waterside Building”:  the real property located at 101 East Main Street, Louisville, Kentucky 40202, including the building housing insurance claim processing operations of the Company.

“Waterside Garage”:  the parking garage of the Company located at 201 North Brook Street, Louisville, Kentucky 40202.

“Withholding Agent”: the Company and the Agent.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Day”:  any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

1.2 Other Definitional Provisions

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF LOANS

2.1 Revolving Credit Loans

(a)  Subject to the terms and conditions hereof, each Bank severally agrees to make loans (“Revolving Credit Loans”) to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the amount represented by such Bank’s Commitment Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the Commitment of such Bank, provided that the Aggregate Outstanding Extensions of Credit of all Banks shall not at any time exceed the aggregate amount of the Commitments.  During the Commitment Period the Company may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Agent in accordance with subsection 2.1(b).  Eurodollar Loans shall be made and maintained by each Bank at its Eurodollar Lending Office, and Alternate Base Rate Loans shall be made and maintained by each Bank at its Domestic Lending Office.

(b) The Company may borrow under the Commitments during the Commitment Period on any Working Day if the borrowing is of Eurodollar Loans or on any Business Day if the borrowing is of Alternate Base Rate Loans; provided that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent (i) prior to 11:30 A.M., New York City time three Working Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) prior to 12:00 P.M., New York City time, on the requested Borrowing Date, in the case of Alternate Base Rate Loans), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof, and (D) if the borrowing is to be entirely or partly of Eurodollar Loans, the length of the Interest Period therefor.  Each borrowing pursuant to the Commitments shall be in an aggregate principal amount equal to the lesser of (i) $10,000,000 or a whole multiple of $1,000,000 in excess thereof, provided that the Swingline Lender may request, on behalf of the Company, borrowings of Revolving Loans in other amounts pursuant to Section 2.4, and (ii) the then aggregate Available Commitments for all Banks.  Upon receipt of such notice from the Company, the Agent shall promptly notify each Bank thereof.  Each Bank will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Company at the office of the Agent set forth in subsection 10.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Agent.  The proceeds of all such Revolving Credit Loans will then be promptly made available to the Company by the Agent at such office of the Agent by crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Banks.

2.2 CAF Loans

(a)  The Company may borrow CAF Loans from time to time on any Business Day (in the case of CAF Loans made pursuant to a Fixed Rate Auction Advance Request) or any Working Day (in the case of CAF Loans made pursuant to a LIBOR Auction Advance Request) during the period from the Closing Date until the date occurring 14 days prior to the Termination Date in the manner set forth in this subsection 2.2 and in amounts such that the Aggregate Outstanding Extensions of Credit of all Banks at any time shall not exceed the aggregate amount of the Commitments for all Banks at such time.

(b) (i)  The Company shall request CAF Loans by delivering a CAF Loan Request to the CAF Loan Agent, prior to 12:00 Noon, New York City time, four Working Days prior to the proposed Borrowing Date (in the case of a LIBOR Auction Advance Request), and prior to 10:00 A.M., New York City time, one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate Auction Advance Request).  Each CAF Loan Request may solicit bids for CAF Loans in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and for not more than three alternative maturity dates for such CAF Loans.  The maturity date for each CAF Loan (x) if made pursuant to a Fixed Rate Auction Advance Request, shall be not less than 7 days nor more than 360 days after the Borrowing Date therefor (and in any event not after the Termination Date) and (y) if made pursuant to a LIBOR Auction Advance Request, shall be one, two, three, six, nine or twelve months after the Borrowing Date therefor (and in any event not after the Termination Date).  The CAF Loan Agent shall promptly notify each CAF Loan Bank in writing of the contents of each CAF Loan Request received by it.

(ii) In the case of a LIBOR Auction Advance Request, upon receipt of notice from the CAF Loan Agent of the contents of such CAF Loan Request, any CAF Loan Bank that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more CAF Loans at the Applicable LIBOR Auction Advance Rate plus or minus a margin for each such CAF Loan determined by such CAF Loan Bank in its sole discretion.  Any such irrevocable offer shall be made by delivering a CAF Loan Offer to the CAF Loan Agent, prior to 9:30 A.M., New York City time, three Working Days before the proposed Borrowing Date, setting forth the maximum amount of CAF Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Bank would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such CAF Loan Bank’s Commitment) and the margin above or below the Applicable LIBOR Auction Advance Rate at which such CAF Loan Bank is willing to make each such CAF Loan; the CAF Loan Agent shall advise the Company prior to 10:00 A.M., New York City time, three Working Days before the proposed Borrowing Date of the contents of each such CAF Loan Offer received by it.  If the CAF Loan Agent in its capacity as a CAF Loan Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its CAF Loan Offer prior to 9:00 A.M., New York City time, three Working Days before the proposed Borrowing Date.

(iii) In the case of a Fixed Rate Auction Advance Request, upon receipt of notice from the Agent of the contents of such CAF Loan Request, any CAF Loan Bank that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more CAF Loans at a rate or rates of interest for each such CAF Loan determined by such CAF Loan Bank in its sole discretion.  Any such irrevocable offer shall be made by delivering a CAF Loan Offer to the CAF Loan Agent, prior to 9:30 A.M., New York City time, on the proposed Borrowing Date, setting forth the maximum amount of CAF Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such CAF Loan Bank would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such CAF Loan Bank’s Commitment) and the rate or rates of interest at which such CAF Loan Bank is willing to make each such CAF Loan; the CAF Loan Agent shall advise the Company prior to 10:15 A.M., New York City time, on the proposed Borrowing Date of the contents of each such CAF Loan Offer received by it.  If the CAF Loan Agent or any affiliate thereof in its capacity as a CAF Loan Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its CAF Loan Offer prior to 9:15 A.M., New York City time, on the proposed Borrowing Date.

(iv) The Company shall prior to 11:00 A.M., New York City time, three Working Days before the proposed Borrowing Date (in the case of CAF Loans requested by a LIBOR Auction Advance Request) and prior to 11:00 A.M., New York City time, on the proposed Borrowing Date (in the case of CAF Loans requested by a Fixed Rate Auction Advance Request) either, in its absolute discretion:

(A) cancel such CAF Loan Request by giving the CAF Loan Agent telephone notice to that effect, or

(B) accept one or more of the offers made by any CAF Loan Bank or CAF Loan Banks pursuant to clause (ii) or clause (iii) above, as the case may be, by giving telephone notice to the CAF Loan Agent (immediately confirmed by delivery to the CAF Loan Agent of a CAF Loan Confirmation) of the amount of CAF Loans for each relevant maturity date to be made by each CAF Loan Bank (which amount for each such maturity date shall be equal to or less than the maximum amount for such maturity date specified in the CAF Loan Offer of such CAF Loan Bank, and for all maturity dates included in such CAF Loan Offer shall be equal to or less than the aggregate maximum amount specified in such CAF Loan Offer for all such maturity dates) and reject any remaining offers made by CAF Loan Banks pursuant to clause (ii) or clause (iii) above, as the case may be; provided, however, that (x) the Company may not accept offers for CAF Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related CAF Loan Request, (y) if the Company accepts any of such offers, it must accept offers strictly based upon pricing for such relevant maturity date and no other criteria whatsoever and (z) if two or more CAF Loan Banks submit offers for any maturity date at identical pricing and the Company accepts any of such offers but does not wish to borrow the total amount offered by such CAF Loan Banks with such identical pricing, the Company shall accept offers from all of such CAF Loan Banks in amounts allocated among them pro rata according to the amounts offered by such CAF Loan Banks (or as nearly pro rata as shall be practicable after giving effect to the requirement that CAF Loans made by a CAF Loan Bank on a Borrowing Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that if the number of CAF Loan Banks that submit offers for any maturity date at identical pricing is such that, after the Company accepts such offers pro rata in accordance with the foregoing, the CAF Loans to be made by each such CAF Loan Bank would be less than $5,000,000 principal amount, the number of such CAF Loan Banks shall be reduced by the CAF Loan Agent by lot until the CAF Loans to be made by each such remaining CAF Loan Bank would be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof).

(v) If the Company notifies the CAF Loan Agent that a CAF Loan Request is cancelled pursuant to clause (iv)(A) above, the CAF Loan Agent shall give prompt, but in no event more than one hour later, telephone notice thereof to the CAF Loan Banks, and the CAF Loans requested thereby shall not be made.

(vi) If the Company accepts pursuant to clause (iv)(B) above one or more of the offers made by any CAF Loan Bank or CAF Loan Banks, the CAF Loan Agent shall promptly, but in no event more than one hour later, notify each CAF Loan Bank which has made such an offer of the aggregate amount of such CAF Loans to be made on such Borrowing Date for each maturity date and of the acceptance or rejection of any offers to make such CAF Loans made by such CAF Loan Bank.  Each CAF Loan Bank which is to make a CAF Loan shall, prior to 12:00 Noon, New York City time, on the Borrowing Date specified in the CAF Loan Request applicable thereto, make available to the Agent at its office set forth in subsection 10.2 the amount of CAF Loans to be made by such CAF Loan Bank, in immediately available funds.  The Agent will make such funds available to the Company as soon as practicable on such date at the Agent’s aforesaid address.  As soon as practicable after each Borrowing Date, the Agent shall notify each Bank of the aggregate amount of CAF Loans advanced on such Borrowing Date and the respective maturity dates thereof.

(c) Within the limits and on the conditions set forth in this subsection 2.2, the Company may from time to time borrow under this subsection 2.2, repay pursuant to subsection 2.5, and reborrow under this subsection 2.2.

2.3 Swingline Commitment.

(a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Company under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Company; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Credit Loans, may exceed the Swingline Commitment then in effect) and (ii) the Company shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero.  During the Commitment Period, the Company may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be Alternate Base Rate Loans only.

(b) The Company shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (i) the Termination Date and (ii) the date 15 Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Loan is borrowed, the Company shall repay all Swingline Loans then outstanding.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)  Whenever the Company desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period).  Each borrowing under the Swingline Commitment shall be in a minimum amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Agent at the office of the Agent set forth in Section 10.2 an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Agent shall make the proceeds of such Swingline Loan available to the Company on such Borrowing Date by depositing such proceeds in the account of the Company with the Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Company (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Bank to make, and each Bank hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Bank’s Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Bank shall make the amount of such Revolving Credit Loan available to the Agent at the office of the Agent set forth in Section 10.2 in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans shall be immediately made available by the Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Company or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Bank shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Bank’s Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Bank its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Bank’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Bank will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Bank’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Bank or the Company may have against the Swingline Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company or any other Bank or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Repayment of Loans; Evidence of Debt

(a)  The Company hereby unconditionally promises to pay to the Agent for the account of each Bank (i) the then unpaid principal amount of each Revolving Credit Loan of such Bank on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), and (ii) the principal amount of each CAF Loan made by such Bank on the maturity date therefor as set forth in the CAF Loan Request for such CAF Loan (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.10.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Bank resulting from each Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to subsection 10.6(e), and a subaccount therein for each Bank, in which shall be recorded (i) (A) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto and (B) the amount of each CAF Loan made by such Bank, the maturity date therefor as set forth in the CAF Loan Request for such CAF Loan, the interest rate applicable thereto and each Interest Payment Date applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Company and each Bank’s share thereof.

(d) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, absent manifest effort, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Bank in accordance with the terms of this Agreement.

(e) The Company agrees that, upon the request to the Agent by any Bank, the Company will execute and deliver to such Bank (i) a promissory note of the Company evidencing the Revolving Credit Loans of such Bank, substantially in the form of Exhibit A with appropriate insertions as to payee, date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of the Company evidencing the initial CAF Loan or Loans of such Bank, substantially in the form of Exhibit B with appropriate insertions (a “Grid CAF Loan Note”), and/or (iii) a promissory note of the Company evidencing amounts advanced by such Bank pursuant to subsection 2.2 which have the same maturity date and interest rate as amounts advanced by such Bank evidenced by a Grid CAF Loan Note and which such Bank wishes to constitute more than one CAF Loan (which principal amounts shall not be less than $5,000,000 for any such CAF Loans), substantially in the form of Exhibit C with appropriate insertions (an “Individual CAF Loan Note”).  Upon a Bank’s receipt of an Individual CAF Loan Note evidencing a CAF Loan, such Bank shall endorse on the schedule attached to its Grid CAF Loan Note the transfer of such CAF Loan from such Grid CAF Loan Note to such Individual CAF Loan Note.

2.6 Fees

(a)  The Company agrees to pay to the Agent, for the account of each Bank, on the last day of each fiscal quarter and on the Termination Date, a facility fee in respect of the average daily amount of the Commitment of such Bank during such fiscal quarter.  Such fee shall be computed at the applicable rate per annum set forth in the Pricing Grid.

(b) The Company agrees to pay to each of the Agent, Bank of America, N.A. and the Joint Lead Arrangers the other fees in the amounts, and on the dates, agreed to by the Company, the Agent, Bank of America, N.A. and the Joint Lead Arrangers, in each of the fee letters, dated November 19, 2010, between each of the Agent, the Company, Bank of America, N.A. and the Joint Lead Arrangers, as applicable.  The Agent will distribute to the Banks their respective portions of upfront fees paid by the Company to the Agent, as agreed between the Agent and each Bank.

2.7 Termination or Reduction of Commitments

The Company shall have the right, upon not less than five Business Days’ notice to the Agent, to terminate the Commitments or, from time to time, to reduce ratably the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swingline Loans made on the effective date thereof, the then outstanding principal amount of the Loans, when added to the then outstanding L/C Obligations, would exceed the amount of the Commitments then in effect.  Any such reduction shall be in an amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the amount of the Commitments then in effect.

2.8 Optional Prepayments

The Company may at any time and from time to time, prepay the Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty (subject to the provisions of subsection 2.18), upon at least three Business Days’ irrevocable notice to the Agent in the case of Eurodollar Loans and one Business Day’s irrevocable notice to the Agent in the case of Alternate Base Rate Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each.  Upon receipt of such notice the Agent shall promptly notify each Bank thereof.  If such notice is given, the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments shall be in an aggregate principal amount of $5,000,000, or a whole multiple thereof, and may only be made if, after giving effect thereto, subsection 2.9(c) shall not have been contravened.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.9 Conversion Options; Minimum Amount of Loans.

(a) The Company may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least two Business Days’ prior irrevocable notice of such election (given before 10:00 A.M., New York City time, on the date on which such notice is required), provided that any such conversion of Eurodollar Loans shall, subject to the fourth following sentence, only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert Alternate Base Rate Loans (other than Swingline Loans) to Eurodollar Loans by giving the Agent at least three Working Days’ prior irrevocable notice of such election (given before 11:30 A.M., New York City time, on the date on which such notice is required).  Upon receipt of such notice, the Agent shall promptly notify each Bank thereof.  Promptly following the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its portion of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be.  All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, provided that, unless the Required Banks otherwise agree, (i) no Revolving Credit Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing, (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof, and (iii) any such conversion may only be made if, after giving effect thereto, subsection 2.9(c) shall not have been contravened.

(b) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in subsection 2.9(a); provided that, unless the Required Banks otherwise agree, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto.  The Agent shall notify the Banks promptly that such automatic conversion contemplated by this subsection 2.9(b) will occur.

(c) All borrowings, conversions, payments, prepayments and selection of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising any Eurodollar Tranche shall not be less than $10,000,000.  At no time shall there be more than six Eurodollar Tranches.

2.10 Interest Rate and Payment Dates for Loans

(a)  The Eurodollar Loans comprising each Eurodollar Tranche shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for each day from and including the date thereof on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) CAF Loans shall bear interest from the Borrowing Date to the maturity date therefor as set forth in the CAF Loan Request for such CAF Loan on the unpaid principal amount thereof at the rate of interest determined pursuant to subsection 2.2(b).

(d) If all or a portion of the (i) principal amount of any Loans, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is 2% above the Alternate Base Rate from the date of such non-payment until paid in full (after as well as before judgment).  If all or a portion of the principal amount of any Loans shall not be paid when due (whether at stated maturity, by acceleration or otherwise), each Eurodollar Loan shall, unless the Required Banks otherwise agree, be converted to an Alternate Base Rate Loan at the end of the last Interest Period with respect thereto.

(e) Interest shall be payable in arrears on each Interest Payment Date.

2.11 Computation of Interest and Fees

(a)  Interest in respect of Alternate Base Rate Loans shall be calculated on the basis of a (i) 365-day (or 366-day, as the case may be) year for the actual days elapsed when such Alternate Base Rate Loans are based on the Prime Rate, and (ii) a 360-day year for the actual days elapsed when based on the Eurodollar Rate or the Federal Funds Effective Rate.  Interest in respect of Eurodollar Loans and CAF Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate.  Any change in the interest rate on a Revolving Credit Loan resulting from a change in the Alternate Base Rate or the Applicable Margin or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced, such Applicable Margin changes as provided herein or such change in the Eurocurrency Reserve Requirements shall become effective, as the case may be.  The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error.  The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.10.

(c) If any Reference Bank’s Commitment shall terminate (otherwise than on termination of all the Commitments), or its Revolving Credit Loans shall be assigned for any reason whatsoever, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result of the foregoing, there shall only be one Reference Bank remaining, then the Agent (after consultation with the Company and the Banks) shall, by notice to the Company and the Banks, designate another Bank as a Reference Bank so that there shall at all times be at least two Reference Banks.

(d) Each Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby.  If any of the Reference Banks shall be unable or otherwise fails to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Banks or Reference Bank.

(e) Facility fees shall be computed on the basis of a 365-day year for the actual days elapsed.

2.12 Inability to Determine Interest Rate

In the event that:

(i) the Agent shall have determined in its reasonable judgment (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period;

(ii) only one of the Reference Banks is able to obtain bids for its Dollar deposits for such Interest Period in the manner contemplated by the term “Eurodollar Rate”; or

(iii) the Agent shall have received notice prior to the first day of such Interest Period from Banks constituting the Required Banks that the interest rate determined pursuant to subsection 2.10(a) for such Interest Period does not accurately reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period;

with respect to (A) proposed Revolving Credit Loans that the Company has requested be made as Eurodollar Loans, (B) Eurodollar Loans that will result from the requested conversion of Alternate Base Rate Loans into Eurodollar Loans or (C) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give facsimile or telephonic notice of such determination to the Company and the Banks at least one day prior to, as the case may be, the requested Borrowing Date for such Eurodollar Loans, the conversion date of such Loans or the last day of such Interest Period.  If such notice is given (x) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (y) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Alternate Base Rate Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made, nor shall the Company have the right to convert Alternate Base Rate Loans to Eurodollar Loans.  The Agent shall withdraw such notice upon its determination that the event or events which gave rise to such notice no longer exist.

2.13 Pro Rata Borrowings and Payments

(a)  Each borrowing by the Company of Revolving Credit Loans shall be made ratably from the Banks in accordance with their Commitment Percentages.

(b) Whenever any payment received by the Agent under this Agreement or any Note is insufficient to pay in full all amounts then due and payable to the Agent and the Banks under this Agreement and the Notes, and the Agent has not received a Payment Sharing Notice (or if the Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived), such payment shall be distributed and applied by the Agent and the Banks in the following order:  first, to the payment of fees and expenses due and payable to the Agent under and in connection with this Agreement; second, to the payment of all expenses due and payable under subsection 10.5(a), ratably among the Banks in accordance with the aggregate amount of such payments owed to each such Bank; third, to the payment of fees due and payable under (i) clause (a) of subsection 2.6, ratably among the Banks in accordance with their Commitment Percentages, (ii) the first sentence of subsection 3.3(a) ratably among the L/C Participants in accordance with their Commitment Percentage and (iii) the second sentence of subsection 3.3(a) to the Issuing Bank; fourth, to the payment of interest then due and payable on the Loans, ratably among the Banks in accordance with the aggregate amount of interest owed to each such Bank; and fifth, to the payment of the principal amount of the Loans which is then due and payable, ratably among the Banks in accordance with the aggregate principal amount owed to each such Bank.

(c) After the Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Agent under this Agreement or any Note shall be distributed and applied by the Agent and the Banks in the following order:  first, to the payment of all amounts described in clauses first through third of the foregoing paragraph (b), in the order set forth therein; and second, to the payment of the interest accrued on and the principal amount of all of the Loans and Reimbursement Obligations and cash collateralization of contingent obligations in respect of Letters of Credit, regardless of whether any such amount is then due and payable, ratably among the Banks in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Bank.

(d) All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks, at the Agent’s office set forth in subsection 10.2, in lawful money of the United States of America and in immediately available funds.  The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the CAF Loans made pursuant to a LIBOR Auction Advance Request) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a CAF Loan made pursuant to a LIBOR Auction Advance Request becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(e) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its Commitment Percentage of the borrowing of Revolving Credit Loans on such date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Agent, times (ii) the amount of such Bank’s Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank’s Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360.  A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 2.13(e) shall be conclusive, absent manifest error.  If such Bank’s Commitment Percentage of such borrowing is not in fact made available to the Agent by such Bank within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Company.

(f) If, and for so long as, any Bank shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 2.4(c), 2.13(e), 3.4(a) or 9.7, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Agent for the account of such Bank for the benefit of the Agent, the Swingline Lender or the Issuing Bank to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid.

2.14 Illegality

Notwithstanding any other provisions herein, if after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the Bank shall, within 30 Working Days after it becomes aware of such fact, notify the Company, through the Agent, of such fact, (b) the commitment of such Bank hereunder to make Eurodollar Loans or convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (c) such Bank’s Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods for such Revolving Credit Loans or within such earlier period as required by law.  Each Bank shall take such action as may be reasonably available to it without material legal or financial disadvantage (including changing its Eurodollar Lending Office) to prevent the adoption of or any change in any such Requirement of Law from becoming applicable to it.

2.15 Requirements of Law

If after the date hereof the adoption of or any change in any Requirement of Law (including any rules or regulations issued under or implementing any existing law) or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) after the date hereof from any central bank or other Governmental Authority:

(i) shall subject any Bank or Issuing Bank to any tax of any kind whatsoever (other than a withholding tax) with respect to this Agreement, any Revolving Credit Note, any Letter of Credit, any Application or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Bank of principal, facility fee, interest or any other amount payable hereunder in respect of Revolving Credit Loans (except for Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Bank or Issuing Bank);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank (or, in the case of clause (i), to such Bank or Issuing Bank), by any amount which such Bank (or, in the case of clause (i), such Bank or Issuing Bank) reasonably deems to be material, of making, renewing or maintaining advances or extensions of credit (including, without limitation, issuing or participating in Letters of Credit) or to reduce any amount receivable hereunder, in each case, in respect thereof, then, in any such case, the Company shall promptly pay such Bank (or, in the case of clause (i), such Bank or Issuing Bank), upon its demand, any additional amounts necessary to compensate such Bank (or, in the case of clause (i), such Bank or Issuing Bank) for such additional cost or reduced amount receivable; provided, however, that notwithstanding anything contained in this subsection 2.15(a) to the contrary, such Bank (or, in the case of clause (i), such Bank or Issuing Bank) shall not be entitled to receive any amounts pursuant to this subsection 2.15(a) that it is also entitled to pursuant to subsection 2.17(a).  If a Bank (or, in the case of clause (i), a Bank or Issuing Bank) becomes entitled to claim any additional amounts pursuant to this subsection 2.15(a), it shall, within 30 Business Days after it becomes aware of such fact, notify the Company, through the Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank (or, in the case of clause (i), such Bank or Issuing Bank), through the Agent, to the Company shall be conclusive and binding in the absence of manifest error.  Each Bank (or, in the case of clause (i), each Bank and Issuing Bank) shall take such action as may be reasonably available to it without legal or financial disadvantage (including changing its Eurodollar Lending Office) to prevent any such Requirement of Law or change from becoming applicable to it.  This covenant shall survive the termination of this Agreement and payment of the outstanding Revolving Credit Notes and all other amounts payable hereunder.

2.16 Capital Adequacy

If any Bank shall have determined that after the date hereof the adoption of or any change in any Requirement of Law (including any rules or regulations issued under or implementing any existing law) regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount which is reasonably deemed by such Bank to be material, then from time to time, promptly after submission by such Bank, through the Agent, to the Company of a written request therefor (such request shall include details reasonably sufficient to establish the basis for such additional amounts payable and shall be submitted to the Company within 30 Working Days after it becomes aware of such fact), the Company shall promptly pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.  The agreements in this subsection 2.16 shall survive the termination of this Agreement and payment of the Loans and the Notes and all other amounts payable hereunder.

2.17 Taxes

(a)  All payments made by or on behalf of the Company under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding, in the case of the Agent and each Bank, (a) net income and franchise taxes imposed on the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank’s Domestic Lending Office or Eurodollar Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein and (b) any United States withholding taxes resulting from FATCA (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under any other Loan Document, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes as if such withholding or deduction had not been made; provided further that the Company shall not be required to increase any such amounts payable to any Bank on the date such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Taxes pursuant to this paragraph.  Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt that is received by the Company showing payment thereof (or, if no official receipt is received by the Company, a statement of the Company indicating payment thereof).  If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure, except to the extent such failure is attributable to a failure by a Bank to comply with the form delivery and notice requirements of paragraph (b) below.

(b) Each Bank (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Agent on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased on or before the date on which it purchases its participation) two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. federal withholding tax. Each Bank (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall deliver to the Company and the Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (including, in the case of a Form W-8IMY, any required withholding statements together with any necessary forms of such Non-U.S. Bank’s partners, members, beneficiaries, beneficial owners, and their beneficial owners, if any), as applicable (or any subsequent versions thereof or successors thereto), and copies of any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from U.S. federal withholding tax and to permit the Company and the Agent to determine the withholding or deduction required to be made, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from U.S. federal withholding tax on payments under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank and from time to time thereafter upon the request of the Company or the Agent, including forms and information to comply with the Company’s obligations under FATCA.  Each Non-U.S. Bank shall promptly notify the Company and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Bank is not legally able to deliver, provided, however, that in the event that the failure to be able to deliver such form is not attributable to a change in law after the date of this Agreement (or, in the case of a Transferee, after the date of transfer), the Company shall be relieved of the obligation to make additional payments under subsection 2.17(a) above.

(c) Each Bank shall indemnify the Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error.

(d) The agreements in subsection 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Indemnity

The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense (other than any loss of anticipated margin or profit) which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loans of such Bank, (b) default by the Company in making a borrowing or conversion after the Company has given a notice of borrowing in accordance with subsection 2.1(b) or a notice of continuation or conversion pursuant to subsection 2.9, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 2.8 or (d) the making of a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Any Bank claiming any amount under this subsection 2.18 shall provide calculations, in reasonable detail, of the amount of its loss or expense.  This covenant shall survive termination of this Agreement and payment of the outstanding Loans and all other amounts payable hereunder.

2.19 Application of Proceeds of Loans

Subject to the provisions of the following sentence, the Company may use the proceeds of the Loans for any lawful general corporate purpose, including acquisitions.  The Company will not, directly or indirectly, apply any part of the proceeds of any such Loan for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U, or to refund any indebtedness incurred for such purpose, provided that the Company may use the proceeds of Loans for such purposes, if such usage does not violate Regulation U as now and from time to time hereafter in effect.

2.20 Notice of Certain Circumstances; Assignment of Commitments Under Certain Circumstances

(a)  Any Bank claiming any additional amounts payable pursuant to subsection 2.15, 2.16 or 2.17 or exercising its rights under subsection 2.14, shall, in accordance with the respective provisions thereof, provide notice to the Company and the Agent.  Such notice to the Company and the Agent shall include details reasonably sufficient to establish the basis for such additional amounts payable or the rights to be exercised by the Bank.

(b) Any Bank claiming any additional amounts payable pursuant to subsection 2.15, 2.16 or 2.17 or exercising its rights under subsection 2.14, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the reasonable determination of such Bank, be otherwise disadvantageous in any material respect to such Bank.

(c) In the event that (i) the Company shall be required to make any additional payments to any Bank pursuant to subsections 2.15, 2.16 or 2.17 or any Bank shall exercise its rights under subsection 2.14, (ii) any Bank becomes a Defaulting Bank, or (iii) any Bank does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Banks or each of the Banks affected thereby (so long as the consent of the Required Banks has been obtained), then the Company shall have the right at its own expense, upon notice to such Bank and the Agent, to require such Bank to transfer and to assign without recourse (in accordance with and subject to the terms of subsection 10.6) all its interest, rights and obligations under this Agreement to another financial institution (including any Bank) acceptable to the Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (x) no such assignment shall conflict with any Requirement of Law, (y) such assuming financial institution shall pay to such Bank in immediately available funds on the date of such assignment the outstanding principal amount of such Bank’s Loans together with accrued interest thereon and all other amounts accrued for its account or owed to it hereunder, including, but not limited to additional amounts payable under subsections 2.6, 2.14, 2.15, 2.16, 2.17 and 2.18 and (z) the Company shall be liable to such replaced Bank under Section 2.18 if any Eurodollar Loan owing to such replaced Bank shall be purchased other than on the last day of the Interest Period relating thereto.

2.21 Regulation U

(a)  If at any time the Company shall use the proceeds of any Loans for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U, or to refund any indebtedness incurred for such purpose, and, after giving effect to such purchase or refund, more than 25% of the value (determined in accordance with Regulation U) of the assets subject to the restrictions of Section 7 would be represented by Margin Stock, the Company shall give notice thereof to the Agent and the Banks, and thereafter the Loans made by each Bank shall at all times be treated for purposes of Regulation U as two separate extensions of credit (the “A Credit” and the “B Credit” of such Bank and, collectively, the “A Credits” and the “B Credits”), as follows:

(i) the aggregate amount of the A Credit of such Bank shall be an amount equal to such Bank’s pro rata share (based on the amount of its Commitment Percentage) of the maximum loan value (as determined in accordance with Regulation U), of all Margin Stock Collateral; and

(ii) the aggregate amount of the B Credit of such Bank shall be an amount equal to such Bank’s pro rata share (based on the amount of its Commitment Percentage) of all Loans outstanding hereunder minus such Bank’s A Credit.

In the event that any Margin Stock Collateral is acquired or sold, the amount of the A Credit of such Bank shall be adjusted (if necessary), to the extent necessary by prepayment, to an amount equal to such Bank’s pro rata share (based on the amount of its Commitment Percentage) of the maximum loan value (determined in accordance with Regulation U) as of the date of such acquisition or sale) of the Margin Stock Collateral immediately after giving effect to such acquisition or sale.  Nothing contained in this subsection 2.21 shall be deemed to permit any sale of Margin Stock Collateral in violation of any other provisions of this Agreement.

(b) Each Bank will maintain its records to identify the A Credit of such Bank and the B Credit of such Bank, and, solely for the purposes of complying with Regulation U, the A and B Credits shall be treated as separate extensions of credit.  Each Bank hereby represents and warrants that the loan value of the Other Collateral is sufficient for such Bank to lend its pro rata share of the B Credit.

(c) The benefits of the indirect security in Margin Stock Collateral created by any provisions of this Agreement shall be allocated first to the benefit and security of the payment of the principal of and interest on the A Credits of the Banks and of all other amounts payable by the Company under this Agreement in connection with the A Credits (collectively, the “A Credit Amounts”) and second, only after the payment in full of the A Credit Amounts, to the benefit and security of the payment of the principal of and interest on the B Credits of the Banks and of all other amounts payable by the Company under this Agreement in connection with the B Credits (collectively, the “B Credit Amounts”). The benefits of the indirect security in Other Collateral created by any provisions of this Agreement, shall be allocated first to the benefit and security of the payment of the B Credit Amounts and second, only after the payment in full of the B Credit Amounts, to the benefit and security of the payment of the A Credit Amounts.

(d) The Company shall furnish to each Bank at the time of each acquisition and sale of Margin Stock Collateral such information and documents as the Agent or such Bank may require to determine the A and B Credits, and at any time and from time to time, such other information and documents as the Agent or such Bank may reasonably require to determine compliance with Regulation U.

(e) Each Bank shall be responsible for its own compliance with and administration of the provisions of this subsection 2.21 and Regulation U, and the Agent shall have no responsibility for any determinations or allocations made or to be made by any Bank as required by such provisions.

2.22 Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.6(a);

(b) the Commitment and Aggregate Outstanding Extensions of Credit of such Defaulting Bank shall not be included in determining whether all Banks, all affected Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that (i) such Defaulting Bank’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Bank without such Defaulting Bank’s consent;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Bank becomes a Defaulting Bank then:

(1) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Banks’ Aggregate Outstanding Extensions of Credit plus such Defaulting Bank’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Banks’ Commitments;

(2) if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Company’s obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(3) if the Company cash collateralizes any portion of such Defaulting Bank’s L/C Exposure pursuant to clause (2) above, the Company shall not be required to pay any fees to such Defaulting Bank pursuant to Section 3.3(a) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is cash collateralized;

(4) if the L/C Exposure of the non-Defaulting Banks is reallocated pursuant to clause (1) above, then the fees payable to the Banks pursuant to Section 2.6(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages; and

(5) if all or any portion of such Defaulting Bank’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Bank’s L/C Exposure shall be payable to the Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)           so long as such Bank is a Defaulting Bank, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with Section 2.22(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.22(c)(1) (and such Defaulting Bank shall not participate therein).

If a Bankruptcy Event with respect to a Bank Parent of any Bank shall occur following the date hereof and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Bank, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.

In the event that the Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swingline Exposure and L/C Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than CAF Loans and Swingline Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Bank was a Defaulting Bank.

2.23 Increase of Commitments.

(a) The Company and any one or more Banks (including New Banks) may, at any time when no Default or Event of Default has occurred and is continuing, agree that such Banks shall make, obtain or increase the amount of their Commitments by executing and delivering to the Agent an Increased Commitment Notice specifying (i) the amount of such increase and (ii) the applicable Increased Commitment Closing Date.  Notwithstanding the foregoing, (i) without the consent of the Required Banks, the aggregate amount of increased Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $250,000,000 and (ii) without the consent of the Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than four Increased Commitment Closing Dates may be selected by the Company after the Closing Date.  No Bank shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Company, the Agent, the Swingline Lender and the Issuing Bank (which consent shall not be unreasonably withheld or delayed), elects to become a “Bank” under this Agreement in connection with any transaction described in Section 2.23(a) shall execute a New Bank Supplement (each, a “New Bank Supplement”), substantially in the form of Exhibit J-1, whereupon such bank, financial institution or other entity (a “New Bank”) shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Initial Loans made under any such increased Commitments shall be made pursuant to funding procedures then agreed to by the Company and the Agent (including as to the initial interest applicable to such Loans), and payments of principal, interest and fees under this Agreement shall be made by the Company to give effect to such procedures and the timing of such increased Commitments.  On each Increased Commitment Closing Date, participating interests in Letters of Credit and Swingline Loans shall be adjusted as directed by the Agent to reflect the then respective Commitment Percentages of the Banks.  Payments to the Banks in respect of the Loans and Letters of Credit will be made to give effect to the allocations or reallocations described in this Section.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Sublimit

(a)  Prior to the Closing Date, the Existing Issuing Bank has issued the Existing Letters of Credit that, from and after the Closing Date, shall constitute Letters of Credit hereunder.  On the date on which Concentra Operating Corporation is acquired by the Company, the Concentra Letters of Credit shall constitute Letters of Credit hereunder issued on such date for the joint and several account of the Company and Concentra Operating Corporation, provided that, Citibank, N.A. shall be under no obligation to issue any other Letters of Credit hereunder or amend, renew or extend any Concentra Letters of Credit unless agreed by it in its sole discretion.  Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Banks set forth in subsection 3.4(a), agrees to issue letters of credit (the letters of credit issued or deemed issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Company (or for the joint and several account of the Company and a Subsidiary) on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit or (ii) the aggregate Available Commitments for all banks would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) be either (A) a standby letter of credit issued to support obligations of the Company or its Subsidiaries, contingent or otherwise (a “Standby Letter of Credit”) or (B) a commercial letter of credit issued in respect of the purchase of goods or services by the Company or its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”) and (iii) expire no later than the date that is five Business Days prior to the Termination Date.

(b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(d) No Standby Letter of Credit shall have an expiry date more than 365 days after its date of issuance, provided that any such Standby Letter of Credit may provide that it is automatically renewed on each anniversary of issuance thereof for additional one-year periods (which shall in no event extend beyond the date that is five Business Days prior to the Termination Date) unless the beneficiary is otherwise notified by the issuer of such Standby Letter of Credit.

(e) No Commercial Letter of Credit shall have an expiry date more than 180 days after its date of issuance.

3.2 Procedure for Issuance of Letters of Credit

The Company may from time to time request that the Issuing Bank  issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request.  Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof.

3.3 Fees, Commissions and Other Charges

(a)  The Company will pay to the Agent, for the account of the L/C Participants to be shared by them ratably in accordance with their respective Commitment Percentages, a fee on the undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans; such fee shall be payable quarterly in arrears on each Fee Payment Date after the issuance date of the applicable Letter of Credit.  In addition, the Company shall pay to the Issuing Bank for its own account a fronting fee in an amount to be agreed with such Issuing Bank on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date of the applicable Letter of Credit.

(b) In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees received by the Agent for their respective accounts pursuant to this subsection.

(d) Fees in subsection (a) above shall be computed on the basis of a 360-day year for the actual days elapsed.

3.4 L/C Participation

(a)  The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.  Each L/C Participant’s obligation to purchase participations pursuant to this Section 3.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Credit Loans that are Alternate Base Rate Loans hereunder.  A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral, if any, applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

3.5 Reimbursement Obligation of the Company

The Company agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment.  Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at a rate per annum equal to the Alternate Base Rate plus 2%.

3.6 Obligations Absolute

The Company’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.  The Company also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Company’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct.  The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

3.7 Letter of Credit Payments

If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8 Application

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants that:

4.1 Corporate Existence; Compliance with Law

Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or other organization) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, including, without limitation, HMO Regulations and Insurance Regulations, except to the extent that the failure to be so qualified or to comply therewith would not have a Material Adverse Effect.

4.2 No Legal Obstacle to Agreement; Enforceability

Neither the execution and delivery of any Loan Document, nor the making by the Company of any borrowings hereunder, nor the consummation of any transaction herein or therein referred to or contemplated hereby or thereby nor the fulfillment of the terms hereof or thereof or of any agreement or instrument referred to in this Agreement, has constituted or resulted in or will constitute or result in a breach of any Requirement of Law, including without limitation, HMO Regulations and Insurance Regulations, or any material Contractual Obligation of the Company or any of its Subsidiaries, or result in the creation under any agreement or instrument of any security interest, lien, charge or encumbrance upon any of the assets of the Company or any of its Subsidiaries.  No approval, authorization or other action by any Governmental Authority, including, without limitation, HMO Regulators and Insurance Regulators, or any other Person is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, or the making of any borrowing by the Company hereunder.  This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Company.  This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3 Litigation

Except as disclosed in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2010 filed with the Securities and Exchange Commission and previously distributed to the Banks or filed with the Securities and Exchange Commission under EDGAR, as of the date hereof, there is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency, including without limitation, HMO Regulators and Insurance Regulators, pending or to the knowledge of the Company threatened which, after giving effect to any applicable insurance, could reasonably be expected to have a Material Adverse Effect or which seeks to enjoin the consummation of any of the transactions contemplated by this Agreement or any other Loan Document, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency, including without limitation, HMO Regulators and Insurance Regulators, has been issued against the Company or any Subsidiary which has, or may involve, a material risk of a Material Adverse Effect.

4.4 Disclosure

Neither this Agreement nor any agreement, document, certificate or statement furnished to the Banks by the Company in connection herewith (including, without limitation, the information relating to the Company and its Subsidiaries included in the Confidential Information Memorandum dated November 2010 delivered in connection with the syndication of the credit facilities hereunder) contains as of the date hereof any untrue statement of material fact or, taken as a whole together with all other information furnished to the Banks by the Company, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  All pro forma financial statements made available to the Banks have been prepared in good faith based upon reasonable assumptions.

4.5 [Reserved]

4.6 Financial Condition.

 The Company has furnished to the Agent and each Bank, or filed with the Securities and Exchange Commission under EDGAR, copies of the following:

(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2009; and

(b) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended September 30, 2010.

The financial statements included therein, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).  As of the date of such financial statements, neither the Company nor any of its Subsidiaries had any known contingent liabilities of any significant amount which, in accordance with GAAP, is not disclosed in said financial statements or in the notes thereto which could reasonably be expected to have a Material Adverse Effect.  During the period from December 31, 2009 to and including the date hereof, there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any asset reflected on the balance sheet referred to above that would have been a material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at December 31, 2009 other than as disclosed in Schedule VI.

4.7 Changes in Condition.

Since December 31, 2009, there has been no development or event nor any prospective development or event, which has had, or could reasonably be expected to have, a Material Adverse Effect.

4.8    Assets

The Company and each Subsidiary have good and marketable title to all material assets carried on their books and reflected in the financial statements referred to in subsection 4.6 or furnished pursuant to subsection 6.4, except for assets held on Financing Leases or purchased subject to security devices providing for retention of title in the vendor, and except for assets disposed of as permitted by this Agreement.

4.9    Tax Returns

The Company and each of its Subsidiaries have filed all federal, state and other material tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all material taxes which have or may become due pursuant to said returns or to assessments received.  All federal tax returns of the Company and its Subsidiaries through their fiscal years ended in 2006 have been audited by the Internal Revenue Service or are not subject to such audit by virtue of the expiration of the applicable period of limitations, and the results of such audits are fully reflected in the balance sheets referred to in subsection 4.6.  The Company knows of no material federal, state or other tax claim that is being asserted for which adequate reserves have not been established.

4.10 Contracts, etc

Attached hereto as Schedule III is a statement of outstanding Indebtedness of the Company and its Subsidiaries for borrowed money in excess of $2,000,000 as of the date set forth therein, and a complete and correct list of all agreements, contracts, indentures, instruments, documents and amendments thereto to which the Company or any Subsidiary is a party or by which it is bound pursuant to which any such Indebtedness of the Company and its Subsidiaries is outstanding on the date hereof.  Said Schedule III also includes a complete and correct list of all such Indebtedness of the Company and its Subsidiaries outstanding on the date indicated in respect of Guarantee Obligations in excess of $2,000,000 and letters of credit in excess of $2,000,000, and there have been no increases in such Indebtedness since said date other than as permitted by this Agreement.

4.11 Subsidiaries

As of the date hereof, the Company has only the Subsidiaries set forth in Schedule IV, all of the outstanding Capital Stock of each of which is duly authorized, validly issued, fully paid and nonassessable and owned as set forth in said Schedule IV.  As of the date hereof, Schedule IV indicates all Subsidiaries of the Company which are not Wholly-Owned Subsidiaries and the percentage ownership of the Company and its Subsidiaries in each such Subsidiary.  The Capital Stock and securities owned by the Company and its Subsidiaries in each of the Company’s Subsidiaries are owned free and clear of any mortgage, pledge, lien, encumbrance, charge or restriction on the transfer thereof other than restrictions on transfer imposed by applicable securities laws and restrictions, liens and encumbrances outstanding on the date hereof and listed in said Schedule IV.

4.12 Burdensome Obligations

Neither the Company nor any Subsidiary is a party to or bound by any agreement, deed, lease or other instrument, or subject to any charter, by-law or other corporate restriction which, in the reasonable opinion of the management thereof, is so unusual or burdensome as to in the foreseeable future have a Material Adverse Effect.  The Company does not presently anticipate that future expenditures of the Company and its Subsidiaries needed to meet the provisions of any federal or state statutes, orders, rules or regulations will be so burdensome as to have a Material Adverse Effect.

4.13 ERISA

Except as could not reasonably be expected, individually or in the aggregate, to have  Material Adverse Effect:  (i) each Plan, and each of the Company, any Subsidiary or any Control Group Person, is in compliance with the applicable provisions of ERISA and the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred with respect to any Plan; (iii) no Single Employer Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to any Single Employer Plan, and no Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) there exists no event or condition which would permit the institution of proceedings to terminate any Single Employer Plan; (v) neither the Company, any Subsidiary nor any Control Group Person has incurred any liability with respect to the withdrawal or partial withdrawal from any Single Employer Plan or Multiemployer Plan; and (vi) neither the Company, any Subsidiary nor any Control Group Person has received any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).  The current value of the benefits guaranteed under Title IV of ERISA of each Single Employer Plan does not exceed the current value of such Plan’s assets allocable to such benefits, by an amount greater than $50,000,000 at any one time.

4.14 Environmental and Public and Employee Health and Safety Matters

The Company and each Subsidiary have complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except to the extent that the failure to so comply would not be reasonably likely to result in a Material Adverse Effect.  The Company’s and the Subsidiaries’ facilities do not contain, and have not previously contained, any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except for violations that would not be reasonably likely to result in a Material Adverse Effect.  The Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a Material Adverse Effect.

4.15 Federal Regulations

No part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulations T, U or X as now and from time to time hereafter in effect.  If requested by any Bank or the Agent, the Company will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of Form FR U-1 or Form FR G-3 referred to in Regulation U.

4.16 Investment Company Act; Other Regulations

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth in Schedule VII, the Company is not subject to regulation under any Federal or State statute or regulation (other than Regulation X) which limits its ability to incur Indebtedness.

4.17 Solvency

Each of the Company, and the Company and its Subsidiaries taken as a whole, is Solvent.

4.18 Casualties

Neither the businesses nor the properties of the Company or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other material labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

4.19 Business Activity

Except as set forth on Schedule VIII, neither the Company nor any of its Subsidiaries is engaged in any line of business that is not related to the healthcare industry other than the sale of life insurance in connection with the sale of medical insurance or other healthcare services, sale of long term care insurance, or any business or activity which is immaterial to the Company and its Subsidiaries on a consolidated basis.

4.20 Purpose of Loans

The proceeds of the Loans shall be used to repay any amounts outstanding under the Existing Five-Year Credit Agreement and to finance any other lawful general corporate purpose, including acquisitions, provided that no part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulation U as now and from time to time hereafter in effect.

SECTION 5. CONDITIONS

5.1 Conditions to the Closing Date

The obligations of each Bank to make the Loans contemplated by Section 2.1 and 2.2, the Issuing Bank to issue Letters of Credit contemplated by Section 3.1 and the Swingline Lender to make the Swingline Loans contemplated by Section 2.3 and 2.4 shall be subject to the compliance by the Company with its agreements herein contained and to the satisfaction, on or before January 14, 2011, of the following conditions:

(a) Loan Documents.  The Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank.

(b) Legal Opinions.  The Agent shall have received, with a copy for each Bank,  opinions rendered by (i) the assistant general counsel of the Company, substantially in the form of Exhibit I, and (ii) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Company, in each case in form and substance reasonably satisfactory to the Agent.

(c) Closing Certificate.  The Agent shall have received, with a copy for each Bank, a Closing Certificate, substantially in the form of Exhibit H and dated the Closing Date, executed by a Responsible Officer.

(d) Legality, etc.  The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, any Requirement of Law including, without limitation, HMO Regulations and Insurance Regulations, and all necessary consents, approvals and authorizations of any Governmental Authority or any Person to or of such consummation shall have been obtained and shall be in full force and effect.

(e) Fees.  The Agent shall have received the fees to be received on the Closing Date referred to in subsection 2.6(b).

(f) Corporate Proceedings.  The Agent shall have received, with a copy for each Bank, a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance reasonably satisfactory to the Agent.

(g) Corporate Documents.  The Agent shall have received, with a copy for each Bank, true and complete copies of the certificate of incorporation and by-laws of the Company, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company.

(h) No Material Litigation.  Except as previously disclosed to the Agent and the Banks pursuant to Section 4.3, no litigation, inquiry, investigation, injunction or restraining order (including any proposed statute, rule or regulation) shall be pending, entered or threatened which, in the reasonable judgment of the Required Banks, could reasonably be expected to have a Material Adverse Effect.

(i) Incumbency Certificate.  The Agent shall have received, with a copy for each Bank, a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, as to the incumbency and signature of the officers of the Company executing each Loan Document and any certificate or other document to be delivered by it pursuant hereto and thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(j) Good Standing Certificates.  The Agent shall have received, with a copy for each Bank, copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing of the Company in its jurisdiction of incorporation and in Kentucky.

(k) No Change.  There shall not have occurred any change or event, and a Bank shall not have become aware of any previously undisclosed information regarding the Company and its Subsidiaries, which in each case, in the reasonable judgment of the Required Banks, could reasonably be expected to have a Material Adverse Effect.

(l) Repayment of Outstanding Loans.  On the Closing Date, all Loans and other amounts outstanding under the Existing Five-Year Credit Agreement, if any, shall be repaid contemporaneously with the making of Loans hereunder and all commitments to extend credit thereunder shall be terminated.

(m) No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date immediately prior to or after giving effect to any Loans requested to be made on such date.

5.2 Conditions to Each Loan

The agreement of each Bank to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by the Company and its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided, however, that if such extension of credit is being used to refinance maturing commercial paper, then the representations and warranties in Sections 4.3 and 4.7 shall not apply.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents, instruments, legal opinions or other items of information reasonably requested by it, including, without limitation, copies of any debt instruments, security agreements or other material contracts to which the Company may be a party in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(d) Regulations.  In the case of any Loan the proceeds of which will be used, in whole or in part, to finance an acquisition, such acquisition shall be in full compliance with all applicable requirements of law, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(e) Governmental, Third Party Approvals.  In the case of any Loan the proceeds of which will be used, in whole or in part, to finance an acquisition, all necessary governmental and regulatory approvals, and all third party approvals the failure to obtain which would result in the acceleration of indebtedness unless such indebtedness is paid when due, in connection with such acquisition or in connection with this Agreement shall have been obtained and remain in effect, and all applicable waiting periods with respect to antitrust matters shall have expired without any action being taken by any competent authority which restrains such acquisition.

(f) No Restraints.  In the case of any Loan the proceeds of which will be used, in whole or in part, to finance an acquisition, there shall exist no judgment, order, injunction or other restraint which would prevent the consummation of such acquisition.

(g) Form FR U-1; Form FR G-3.  In the case of any Loan the proceeds of which will be used, in whole or in part, to purchase or carry Margin Stock, the Company shall have executed and delivered to the Agent and each Bank a statement on Form FR U-1 referred to in Regulation U or, if applicable, Form FR G-3 referred to in Regulation U, showing compliance with Regulation U after giving effect to such Loan.

(h) Legal Opinion.  In the case of any Loan the proceeds of which will be used, in whole or in part, to purchase or carry Margin Stock, the Agent shall have received, with a copy for each Bank, a written legal opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Company, or such other counsel reasonably acceptable to the Banks, to the effect that such Loan and the Company’s use of the proceeds thereof does not violate Regulation U or Regulation X.

Each borrowing and each request for issuance of a Letter of Credit by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1 Taxes, Indebtedness, etc

Duly pay, discharge or otherwise satisfy, or cause to be paid, discharged or otherwise satisfied, before the same shall become in arrears, all material taxes, assessments, levies and other governmental charges imposed upon such corporation and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto.  Each of the Company and its Subsidiaries will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness, material liabilities and other material obligations of whatever nature incident to its operations; provided, however, that any such Indebtedness, liability or obligation need not be paid if the validity or amount thereof shall currently be contested in good faith and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto.

6.2 Maintenance of Properties; Maintenance of Existence

Keep its material properties in good repair, working order and condition and will comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any material loss or forfeiture thereof or thereunder unless compliance therewith is being contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto; and in the case of the Company or any Subsidiary of the Company while such Person remains a Subsidiary, will do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and all rights, privileges and franchises necessary to continue such businesses, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.3 Insurance

Maintain or cause to be maintained, with financially sound and reputable insurers including any Subsidiary which is engaged in the business of providing insurance protection, insurance (including, without limitation, public liability insurance, business interruption insurance, reinsurance for medical claims and professional liability insurance against claims for malpractice) with respect to its material properties and business and the properties and business of its Subsidiaries in at least such amounts and against at least such risks as are customarily carried under similar circumstances by other corporations engaged in the same or a similar business; and furnish to each Bank, upon written request, full information as to the insurance carried.  Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, and the Company may self-insure against such loss or damage, provided that adequate insurance reserves are maintained in connection with such self-insurance.

6.4 Financial Statements

The Company will and will cause each of its Subsidiaries to maintain a standard modern system of accounting in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP consistently applied, and will furnish (or make available via the IntraLinks website or the Securities and Exchange Commission EDGAR website) the following to the Agent and each Bank (if not provided via IntraLinks, in duplicate if so requested):

(a) Annual Statements.  As soon as available, and in any event within 100 days after the end of each fiscal year, the consolidated balance sheet as at the end of each fiscal year and consolidated statements of profit and loss and of retained earnings for such fiscal year of the Company and its Subsidiaries, together with comparative consolidated figures for the next preceding fiscal year, accompanied by reports or certificates of PricewaterhouseCoopers LLP, or, if they cease to be the auditors of the Company, of other independent public accountants of national standing and reputation, to the effect that such balance sheet and statements were prepared in accordance with GAAP consistently applied and fairly presents in all material respects the financial position of the Company and its Subsidiaries as at the end of such fiscal year and the results of their operations and changes in financial position for the year then ended and the statement of such accountants and of the treasurer of the Company that such said accountants and treasurer have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Default exists hereunder or, if such is not the case, specifying such Default or possible Default and the nature thereof.  In addition, such financial statements shall be accompanied by a certificate of the treasurer of the Company containing computations showing compliance with subsections 7.1, 7.2, 7.3 and 7.5.

(b) Quarterly Statements.  As soon as available, and in any event within 55 days after the close of each of the first three fiscal quarters of the Company and its Subsidiaries in each year, consolidated balance sheets as at the end of such fiscal quarter and consolidated profit and loss and retained earnings statements for the portion of the fiscal year then ended, of the Company and its Subsidiaries, together with computations showing compliance with subsections 7.1, 7.2, 7.3 and 7.5, accompanied by a certificate of the treasurer of the Company that such statements and computations have been properly prepared in accordance with GAAP, consistently applied, and fairly presents in all material respects the financial position of the Company and its Subsidiaries as at the end of such fiscal quarter and the results of their operations and changes in financial position for such quarter and for the portion of the fiscal year then ended, subject to normal audit and year-end adjustments, and to the further effect that he has caused the provisions of this Agreement and all other agreements to which the Company or any of its Subsidiaries is a party and which relate to Indebtedness to be reviewed, and has no knowledge that any Default has occurred under this Agreement or under any such other agreement, or, if said treasurer has such knowledge, specifying such Default and the nature thereof.

(c) ERISA Reports and Notices.  (i) Promptly following submission thereof by the Company, any Subsidiary or any Control Group Person to the Internal Revenue Service, the Department of Labor or the PBGC (as the case may be): copies of any request for waiver of the minimum funding standards or extension of the amortization periods required by Section 302 of ERISA or Section 412 of the Code with respect to any Single Employer Plan; notice of any Reportable Event that occurs; and notice of intent to terminate any Single Employer Plan pursuant to Section 4041 of ERISA; and (ii) promptly following receipt thereof by the Company, any Subsidiary or any Control Group Person:  a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); notice that the PBGC has instituted or intends to institute proceedings to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan; and copies of any documents described in Section 101(l) of ERISA that the Company, any Subsidiary or any Control Group Person may request with respect to any Multiemployer Plan; and (iii) promptly upon learning of the occurrence of any of the following events which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  a partial or complete withdrawal from any Multiemployer Plan which may result in the incurrence by the Company, any Subsidiary or any Control Group Person of Withdrawal Liability and, upon the request of the Agent, to the best of the Company’s knowledge, the possible scope and extent of such liability; the termination, Insolvency or Reorganization any Multiemployer Plan; or the determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

6.5 Certificates; Other Information

Furnish to the Agent and each Bank (or make available via the IntraLinks website or, to the extent available, the Securities and Exchange Commission EDGAR website):

(a) within five Business Days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five Business Days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission;

(b) not later than sixty days after the end of each fiscal year of the Company, a schedule of the Company’s insurance coverage and such supplemental schedules with respect thereto as the Agent and the Banks may from time to time reasonably request;

(c) within five Business Days after the consummation of a transaction described in subsection 7.4(c) or (d) or subsection 7.5(f) which, in each case, involves a Significant Subsidiary or assets which, if they constituted a separate Subsidiary, would constitute a Significant Subsidiary, a certificate of the treasurer or chief financial officer of the Company demonstrating pro forma compliance with the financial covenants in this Agreement after giving effect to such transaction; and

(d) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

6.6 Compliance with ERISA

Each of the Company and its Subsidiaries will meet, and will cause all Control Group Persons to meet, all minimum funding requirements applicable to any Plan imposed by ERISA or the Code (without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted), and will at all times comply, and will cause all Control Group Persons to comply, with the provisions of ERISA and the Code which are applicable to the Plans, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.  At no time shall the aggregate actual and contingent liabilities of the Company, any Subsidiary or any Control Group Person under Sections 4062, 4063, 4064 and other provisions of ERISA or the Code with respect to all Plans be reasonably expected to have a Material Adverse Effect.

6.7 Compliance with Laws

Comply with all Contractual Obligations and Requirements of Law (including, without limitation, the HMO Regulations, Insurance Regulations, Regulation T, Regulation U and Regulation X and laws relating to the protection of the environment), except where the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.8 Inspection of Property; Books and Records; Discussions

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP, all Requirements of Law, including but not limited to, HMO Regulations and Insurance Regulations, shall be made of all dealings and transactions in relation to its business and activities; and permit, upon reasonable notice, representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

6.9 Notices

Promptly give notice to the Agent and each Bank of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which exists at any time between the Company or any of its Subsidiaries and any Governmental Authority (including, without limitation, HMO Regulators and Insurance Regulators), which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) the commencement of any litigation or proceeding or a material development or material change in any ongoing litigation or proceeding affecting the Company or any of its Subsidiaries as a result of which commencement, development or change the Company or one of its Subsidiaries could reasonably be expected to incur a liability (as a result of an adverse judgment or ruling, settlement, incurrence of legal fees and expenses or otherwise) of $10,000,000 or more and not covered by insurance or in which material injunctive or similar relief is sought;

(d) a development or event which could reasonably be expected to have a Material Adverse Effect;

(e) the material non-compliance with any Requirement of Law or material Contractual Obligation, including, without limitation, HMO Regulations and Insurance Regulations, that is not currently being contested in good faith by appropriate proceedings;

(f) the revocation of any material license, permit, authorization, certificate or, qualification of the Company or any Subsidiary by any Governmental Authority, including, without limitation, the HMO Regulators and Insurance Regulators; and

(g) any significant change in or material additional restriction placed on the ability of a Significant Subsidiary to continue business as usual, including, without limitation, any such restriction prohibiting the payment to the Company of dividends by any Significant Subsidiary, by any Governmental Authority, including, without limitation, the HMO Regulators and Insurance Regulators.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

6.10 Maintenance of Licenses, Etc

Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, all licenses, permits, authorizations, certifications and qualifications (including, without limitation, those qualifications with respect to solvency and capitalization) required under the HMO Regulations or the Insurance Regulations in connection with the ownership or operation of HMO’s or insurance companies except were the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.11 Further Assurances

Execute any and all further documents, and take all further action which the Required Banks or the Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Maintenance of Net Worth.  Permit Consolidated Net Worth at any time to be less than 75% of its Consolidated Net Worth of the Company and its consolidated subsidiaries as at September 30, 2010 plus 50% of Consolidated Net Income for each full fiscal quarter after September, 2010 (without any deduction for any such fiscal quarter in which such Consolidated Net Income is a negative number).

(b) Maximum Leverage Ratio.  Permit the Leverage Ratio on the last day of any full fiscal quarter of the Company to be more than 3.00 to 1.00.

7.2 Limitation on Subsidiary Indebtedness

The Company shall not permit any of the Subsidiaries of the Company to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Subsidiary to the Company or any other Subsidiary;

(b) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and (ii) immediately before and after giving effect to the acquisition of such corporation by the Company no Default or Event of Default shall have occurred and be continuing; or

(c) additional Indebtedness of Subsidiaries of the Company not exceeding $125,000,000 in aggregate principal amount at any one time outstanding.

7.3 Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens, if any, securing the obligations of the Company under this Agreement and the Notes, and Liens created under Section 8.1 of this Agreement;

(b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

(g) Liens in existence on the Closing Date listed on Schedule V, securing Indebtedness in existence on the Closing Date, provided that no such Lien is spread to cover any additional property or any material improvements to the property listed on Schedule V after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(h) Liens securing Indebtedness of the Company and its Subsidiaries not prohibited hereunder incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the original purchase price of such property;

(i) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any other property or assets after the time such corporation becomes a Subsidiary and (iii) the amount of Indebtedness secured thereby, if any, is not increased;

        (j) Liens on the Headquarters, the Waterside Garage, the Clocktower Building and the Waterside Building; or

(k) Liens not otherwise permitted under this subsection 7.3 securing obligations in an aggregate amount not exceeding at any time 10% of Consolidated Net Tangible Assets as at the end of the immediately preceding fiscal quarter of the Company.

7.4 Limitations on Fundamental Changes

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in its method of conducting business, or purchase or otherwise acquire all or substantially all of the Capital Stock, or the property, business or assets, of any other Person (other than any Subsidiary) or any business division thereof except:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) and any Subsidiary of the Company may be merged or consolidated with or into any one or more wholly owned Subsidiaries of the Company (provided that the surviving corporation shall be a wholly owned Subsidiary);

(b) the Company may merge into another corporation owned by the Company for the purpose of causing the Company to be incorporated in a different jurisdiction;

(c) the Company or a wholly owned Subsidiary of the Company may merge with another corporation, provided that (i) the Company or such wholly owned Subsidiary (subject to clause (ii)), as the case may be, shall be the continuing or surviving corporation of such merger, (ii) in the case of a wholly owned Subsidiary of the Company which is merged into another corporation which is the continuing or surviving corporation of such merger, the Company shall cause such continuing or surviving corporation to be a wholly owned Subsidiary of the Company and (iii) immediately before and after giving effect to such merger no Default or Event of Default shall have occurred and be continuing; or

(d) the Company and its Subsidiaries may purchase or otherwise acquire all or substantially all of the Capital Stock, or the property, business or assets, of any other Person, or any business division thereof, so long as no Default or Event of Default shall have occurred and be continuing.

7.5 Limitation on Sale of Assets

Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a) obsolete or worn out property disposed of in the ordinary course of business;

(b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

        (c)  the sale or other disposition of the Headquarters, Riverview Square, the Waterside Garage, the Green Bay Facility, the Clocktower Building and the Waterside Building;

(d) the sale or other disposition of securities held for investment purposes in the ordinary course of business;

(e) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other wholly owned Subsidiary of the Company (except to a Subsidiary referred to in subsection 7.2(b)); or

(f) the sale or other disposition of any other property so long as no Default or Event of Default shall have occurred and be continuing; provided that the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive calendar months shall not exceed in the aggregate 12% of the Consolidated Assets of the Company and its Subsidiaries as on the first day of such period.

7.6 Limitation on Distributions

The Company shall not make any Distribution except that, so long as no Event of Default exists or would exist after giving effect thereto, the Company may make a Distribution.

7.7 Transactions with Affiliates

Enter into any transaction (unless such transaction or a series of such transactions is immaterial) including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company and its Subsidiaries) unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Company’s or such Subsidiary’s business and is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in an arm’s length transaction.

7.8 Sale and Leaseback

Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, unless such arrangement is upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction between an informed and willing seller or lessor under no compulsion to sell or lease and an informed and willing buyer or lessee under no compulsion to buy or lease.

SECTION 8. DEFAULTS

8.1 Events of Default

Upon the occurrence of any of the following events.

(a) any default shall be made by the Company in any payment in respect of: (i) interest on any of the Loans or any fee payable hereunder as the same shall become due and such default shall continue for a period of five days; or (ii) any Reimbursement Obligation or principal of the Loans as the same shall become due, whether at maturity, by prepayment, by acceleration or otherwise; or

(b) any default shall be made by either the Company or any Subsidiary of the Company in the performance or observance of any of the provisions of subsections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 and 7.8; or

(c) any default shall be made in the due performance or observance of any other covenant, agreement or provision to be performed or observed by the Company under this Agreement, and such default shall not be rectified or cured within a period of 30 days; or

(d) any representation or warranty made or deemed made by the Company herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall have been untrue in any material respect on or as of the date made and the facts or circumstances to which such representation or warranty relates shall not have been subsequently corrected to make such representation or warranty no longer incorrect in any material respect; or

(e) any default shall be made in the payment of any item of Indebtedness of the Company or any Subsidiary, or under the terms of any agreement relating to any Indebtedness of the Company or any Subsidiary, and such default shall continue without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified; provided, however, that such default shall not constitute an Event of Default unless the aggregate outstanding principal amount of such item of Indebtedness and all other items of Indebtedness of the Company and its Subsidiaries as to which such defaults exist and have continued without being duly cured, waived or consented to beyond the respective periods of grace, if any, therein specified exceeds $75,000,000; or

(f) either the Company or any Subsidiary shall be involved in financial difficulties as evidenced:

(i) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(ii) by the filing against it of a petition commencing an involuntary case under said Title 11 which shall not have been dismissed within 60 days after the date on which said petition is filed or by its filing an answer or other pleading within said 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting or acquiescing in the relief therein provided;

(iii) by the entry of an order for relief in any involuntary case commenced under said Title 11;

(iv) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

(v) by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property;

(vi) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

(vii) by the Company or any of  its Subsidiaries generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due; or

        (g) a Change in Control of the Company shall occur;

(h) (i)  any Person shall engage in any non-exempt Prohibited Transaction involving any Plan, (ii) any failure to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to a Single Employer Plan, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company, any Subsidiary or any Control Group Person shall, or in the reasonable opinion of the Required Banks shall be likely to, incur any liability in connection with a withdrawal from, or the termination, Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof that (i) involves in the aggregate a liability (not paid or to the extent not covered by insurance) of $75,000,000 or more, or (ii) could reasonably be expected to have a Material Adverse Effect; or

(j) (i) any material non-compliance by the Company or any Significant Subsidiary with any term or provision of the HMO Regulations or Insurance Regulations pertaining to fiscal soundness, solvency or financial condition; or (ii) the assertion in writing by an HMO Regulator or Insurance Regulator that it is taking administrative action against the Company or any Significant Subsidiary to revoke or suspend any contract of insurance, license, permit, certification, authorization, accreditation or charter or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations or Insurance Regulations against any of such entities and the Company or such Significant Subsidiary shall have been unable to cause such HMO Regulator or Insurance Regulator to withdraw such written notice within five Business Days following receipt of such written notice by the Company or such Significant Subsidiary, in each of clauses (i) and (ii), to the extent such event will or is reasonably expected to have a Material Adverse Effect; or

(k) on or after the Closing Date, (i) for any reason any Loan Document ceases to be or is not in full force and effect or (ii) the Company shall assert that any Loan Document has ceased to be or is not in full force and effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) (the “Bank Obligations”) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all Letters of Credit as to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder and under the Notes.  The Company hereby grants to the Agent for the benefit of the Issuing Bank and the Banks, a lien on and hereby assigns to the Agent for the benefit of the Issuing Bank and the Banks all of its right, title and interest in, such cash collateral account and all funds from time to time on deposit therein to secure its reimbursement and other obligations in respect of such Letters of Credit.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2 Annulment of Defaults

An Event of Default shall not be deemed to be in existence for any purpose of this Agreement if the Agent, with the consent of or at the direction of the Required Banks, subject to subsection 10.1, shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any rights of the Agent or the Banks upon the occurrence thereof.

8.3 Waivers

The Company hereby waives to the extent permitted by applicable law (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof), protests, notices of protest and notices of dishonor in connection with any Reimbursement Obligation or any of the Loans, (b) any requirement of diligence or promptness on the part of any Bank in the enforcement of its rights under the provisions of this Agreement, any Letter of Credit or any Note, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

8.4 Course of Dealing

No course of dealing between the Company and any Bank shall operate as a waiver of any of the Banks’ rights under this Agreement or any Note.  No delay or omission on the part of any Bank in exercising any right under this Agreement or any Note or with respect to any of the Bank Obligations shall operate as a waiver of such right or any other right hereunder.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  No waiver or consent shall be binding upon any Bank unless it is in writing and signed by the Agent or such of the Banks as may be required by the provisions of this Agreement.  The making of a Loan or issuance of a Letter of Credit hereunder during the existence of a Default shall not constitute a waiver thereof.

SECTION 9. THE AGENT

9.1 Appointment

Each Bank hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as the Agent and CAF Loan Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes JPMorgan Chase Bank, N.A., as the Agent and CAF Loan Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent or CAF Loan Agent, as the case may be, by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor the CAF Loan Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent or the CAF Loan Agent.

9.2 Delegation of Duties

The Agent or the CAF Loan Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Agent nor the CAF Loan Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions

Neither the Agent nor the CAF Loan Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or the CAF Loan Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Company to perform its obligations hereunder.  Neither the Agent nor the CAF Loan Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

9.4 Reliance by Agent

The Agent and the CAF Loan Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent or the CAF Loan Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent and the CAF Loan Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent and the CAF Loan Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

9.5 Notice of Default

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

9.6 Non-Reliance on Agent and Other Banks

Each Bank expressly acknowledges that neither the Agent nor the CAF Loan Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or the CAF Loan Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank.  Each Bank represents to the Agent and the CAF Loan Agent that it has, independently and without reliance upon the Agent or the CAF Loan Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon the Agent or the CAF Loan Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent or the CAF Loan Agent hereunder, neither the Agent nor the CAF Loan Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or the CAF Loan Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification

The Banks agree to indemnify the Agent and the CAF Loan Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their then existing Commitments (or, if the Commitments have terminated, their then Aggregate Outstanding Extensions of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent or the CAF Loan Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent or the CAF Loan Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or the CAF Loan Agent’s gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent and CAF Loan Agent in Its Individual Capacity

The Agent and the CAF Loan Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent or the CAF Loan Agent were not the Agent or the CAF Loan Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Agent and the CAF Loan Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” shall include the Agent or the CAF Loan Agent in its individual capacity.

9.9 Successor Agent and CAF Loan Agent

The Agent or the CAF Loan Agent may resign as Agent or CAF Loan Agent, as the case may be, upon 10 days’ notice to the Banks.  If the Agent or the CAF Loan Agent shall resign as Agent or CAF Loan Agent, as the case may be, under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent or CAF Loan Agent, as the case may be, and the term “Agent” or “CAF Loan Agent”, as the case may be, shall mean such successor agent effective upon its appointment, and the former Agent’s or CAF Loan Agent’s rights, powers and duties as Agent or CAF Loan Agent shall be terminated, without any other or further act or deed on the part of such former Agent or CAF Loan Agent or any of the parties to this Agreement or any holders of the Notes.  After any retiring Agent’s or CAF Loan Agent’s resignation hereunder as Agent or CAF Loan Agent, the provisions of this subsection 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or CAF Loan Agent under this Agreement.

9.10 Syndication Agent and Documentation Agents

The Syndication Agent and Documentation Agents shall not have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers

Neither this Agreement, any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  With the written consent of the Required Banks, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity (whether as stated, by acceleration or otherwise) of any Loan, or reduce the rate or extend the time of payment of interest thereon, or reduce or extend the payment of any fee payable to the Banks hereunder, or reduce the principal amount of any Loan, or change the amount of any Bank’s Commitment, or amend, modify, waive any provision of subsection 2.13(a), (b) or (c), in each case without the consent of each Bank directly affected thereby, or (b) amend, modify or waive any provision of this subsection 10.1 or reduce the percentage specified in the definition of Required Banks or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of all the Banks, or (c) amend, modify or waive any provision of Section 9 without the written consent of the then Agent, or (d) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender, or (e) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Bank, or (f) amend, modify or waive any provision of Section 2.22 without the written consent of  the Agent, the Issuing Bank and the Swingline Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of any Loans.  In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or one Business Day after being deposited with an overnight courier service, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed (i) in the case of notices, requests and demands to or upon the Company, the Agent, and the CAF Loan Agent, as set forth below and (ii) in the case of notices, requests and demands to or upon any Bank, as set forth in an administrative questionnaire delivered by such Bank to the Agent, or, in each case,  to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:              Humana Inc.
The Humana Building
500 West Main Street
Louisville, Kentucky  40202
Attention:          James H. Bloem
Senior Vice President and
Chief Financial Officer
Telecopy:          (502) 580-3615

with a copy to:                                       Alan Bailey
Assistant Treasurer
Telecopy:         (502) 580 4089

The Agent and
CAF Loan Agent:         JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, TX  77272

Attention:             Siraz Maknojia
Telecopy:              (713) 374-4312

with a copy to:              JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY  10179

Attention:              Dawn Lee Lum
Telecopy:              (212) 270-3279

provided that any notice, request or demand to or upon the Agent or the Banks pursuant to Section 2 shall not be effective until received.

10.3 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

10.5 Payment of Expenses and Taxes; Indemnity

(a)  The Company agrees (i) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (ii) to pay or reimburse each Bank and the Agent for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, reasonable fees and disbursements of counsel (including, without limitation, the allocated cost of in-house counsel) to the Agent and to the several Banks, and (iii) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents.

(b) The Company will indemnify each of the Agent and the Banks and the affiliates, directors, officers, employees, advisors and agents thereof and each Person, if any, who controls each one of the Agent and the Banks (any of the foregoing, an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all claims, damages, liabilities and expenses (including without limitation all fees and disbursements of counsel (including without limitation, the allocated cost of in-house counsel) with whom an Indemnified Person may consult in connection therewith and all expenses of litigation or preparation therefor) which an Indemnified Person may incur or which may be asserted against it in connection with any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party to such litigation or investigation) involving this Agreement, the use of any proceeds of any Loans under this Agreement by the Company or any Subsidiary, any officer, director or employee thereof, excluding litigation commenced by the Company against any of the Agent or the Banks which (i) seeks enforcement of any of the Company’s rights hereunder and (ii) is determined adversely to any of the Agent or the Banks (all such non-excluded claims, damages, liabilities and expenses, “Indemnified Liabilities”), provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement.

(c) The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations; Purchasing Banks

(a)  This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

(b) Any Bank other than a Conduit Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loans owing to such Bank, any Notes held by such Bank, any Commitments of such Bank and/or any other interests of such Bank hereunder and under the other Loan Documents.  In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Notes for all purposes under this Agreement, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and under the other Loan Documents.  The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of offset in respect of its participating interest in amounts owing under this Agreement and any Notes to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Notes, provided that such right of offset shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 10.7.  The Company also agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, subsections 2.15, 2.16 and 2.17 with respect to its participation in the Commitments and the Eurodollar Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.  No Participant shall be entitled to the benefits of subsection 2.17 unless such Participant complies with subsection 2.17(b) as if it were a Bank, and no Participant shall be entitled to consent to any amendment, supplement, modification or waiver of or to this Agreement or any Note, unless the same is an amendment, supplement, modification or waiver described in clause (a) of the proviso to subsection 10.1 which requires the consent of the Bank from which it purchased its participation (in which case the participation agreement may provide that such Bank must obtain the participant’s consent before approving any such amendment, supplement, modification or waiver). Each Bank that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Notes, Commitments and/or any other interests of such Bank hereunder and under the other Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Notes, Commitments and/or any other interests of such Bank hereunder and under the other Loan Documents) except to the extent that such disclosure is (i) necessary to establish that such Loans, Notes, Commitment or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (ii) otherwise required by law or any Governmental Authority. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank and the Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement.

(c) Any Bank other than any Conduit Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time assign to one or more banks or other entities (“CAF Loan Assignees”) any CAF Loan owing to such Bank and any Individual CAF Loan Note held by such Bank evidencing such CAF Loan, pursuant to a CAF Loan Assignment executed by the assignor Bank, the CAF Loan Assignee and the Agent  (and, in the case of a CAF Loan Assignee that is not then a Bank, a Lender Affiliate or an Approved Fund, by the Company (which consent shall not be unreasonably withheld)); provided, that no consent of the Company shall be required while an Event of Default is continuing.; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object within ten Business Days after having received written notice thereof.  Upon such execution, from and after the date of such CAF Loan Assignment, the CAF Loan Assignee shall, to the extent of the assignment provided for in such CAF Loan Assignment, be deemed to have the same rights and benefits of payment and enforcement with respect to such CAF Loan and Individual CAF Loan Note and the same rights of offset pursuant to subsection 10.7 and under applicable law and obligation to share pursuant to subsection 10.7 as it would have had if it were a Bank hereunder; provided that unless such CAF Loan Assignment shall otherwise specify and a copy of such CAF Loan Assignment shall have been delivered to the Agent for its acceptance and recording in the Register in accordance with subsection 10.6(f), the assignor thereunder shall act as collection agent for the CAF Loan Assignee thereunder, and the Agent shall pay all amounts received from the Company which are allocable to the assigned CAF Loan or Individual CAF Loan Note directly to such assignor without any further liability to such CAF Loan Assignee.  A CAF Loan Assignee under a CAF Loan Assignment shall not, by virtue of such CAF Loan Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided that if a copy of such CAF Loan Assignment shall have been delivered to the Agent for its acceptance and recording in the Register in accordance with subsection 10.6(f), neither the principal amount of, the interest rate on, nor the maturity date of any CAF Loan or Individual CAF Loan Note assigned to the CAF Loan Assignee thereunder will be modified without the written consent of such CAF Loan Assignee.  If a CAF Loan Assignee has caused a CAF Loan Assignment to be recorded in the Register in accordance with subsection 10.6(f), such CAF Loan Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign such Individual CAF Loan Note to any Bank, to any affiliate or subsidiary of such CAF Loan Assignee or to any other financial institution that has total assets in excess of $1,000,000,000 and that in the ordinary course of its business extends credit of the type evidenced by such Individual CAF Loan Note, and the foregoing provisions of this subsection 10.6(c) shall apply, mutatis mutandis, to any such assignment by a CAF Loan Assignee.  Except in accordance with the preceding sentence, CAF Loans and Individual CAF Loan Notes may not be further assigned by a CAF Loan Assignee, subject to any legal or regulatory requirement that the CAF Loan Assignee’s assets must remain under its control.

(d) Any Bank other than a Conduit Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more additional banks or financial institutions or Approved Funds (“Purchasing Banks”) all or any part of its rights and/or obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement, executed by such Purchasing Bank, such transferor Bank, the Issuing Bank and the Agent (which consent shall not be unreasonably withheld) (and, in the case of a Purchasing Bank that is not then a Bank, a Lender Affiliate or an Approved Fund, by the Company (which consent shall not be unreasonably withheld)); provided, however, that (i) the Commitments purchased by such Purchasing Bank that is not then a Bank, a Lender Affiliate or an Approved Fund shall be equal to or greater than $5,000,000, (ii) the transferor Bank which has transferred less than all of its Loans and Commitments to any such Purchasing Bank shall retain a minimum Commitment, after giving effect to such sale, equal to or greater than $10,000,000, (iii) no consent of the Company shall be required while an Event of Default is continuing and (iv) the Company shall be deemed to have consented to any such assignment unless it shall object within ten Business Days after having received written notice thereof.    For purposes of the proviso contained in the previous sentence, the amounts described therein shall be aggregated in respect of each Bank, its Lender Affiliates and Approved Funds, if any.  Upon (i) such execution of such Commitment Transfer Supplement, (ii) delivery of an executed copy thereof to the Company and (iii) payment by such Purchasing Bank, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto with the Commitment Percentage of the Commitments set forth in such Commitment Transfer Supplement.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes.  Upon the consummation of any transfer to a Purchasing Bank, pursuant to this subsection 10.6(d), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchasing Bank, in each case in principal amounts reflecting their Commitment Percentages or, as appropriate, their outstanding Loans as adjusted pursuant to such Commitment Transfer Supplement.  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Bank hereunder without the consent of the Company or the Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 10.6(d).

For the purpose of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

(e) The Agent shall maintain at its address referred to in subsection 10.2 copy of each CAF Loan Assignment and each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of (i) the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time, and (ii) with respect to each CAF Loan Assignment delivered to the Agent, the name and address of the CAF Loan Assignee and the principal amount (and stated interest) of each CAF Loan owing to such CAF Loan Assignee.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Bank or CAF Loan Assignee (in the case of a Bank or Assignee, only with respect to its Aggregate Outstanding Extensions of Credit) at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of a CAF Loan Assignment executed by an assignor Bank and a CAF Loan Assignee, together with payment to the Agent of a registration and processing fee of $2,500, the Agent shall promptly accept such CAF Loan Assignment, record the information contained therein in the Register and give notice of such acceptance and recordation to the assignor Bank, the CAF Loan Assignee and the Company.  Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank, a Purchasing Bank and the Agent (and, in the case of a Purchasing Bank that is not then a Bank, a Lender Affiliate or an Approved Fund, by the Company (so long as no Event of Default is continuing)) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Commitment Transfer Supplement (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

(g) The Company authorizes each Bank to disclose to any Participant, CAF Loan Assignee or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Company which has been delivered to such Bank by the Company pursuant to this Agreement or which has been delivered to such Bank by the Company in connection with such Bank’s credit evaluation of the Company prior to entering into this Agreement so long as such Transferee agrees to comply with Section 10.12.

(h) If, pursuant to this subsection 10.6, any interest in this Agreement or any Note is transferred to a Non-U.S. Bank, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer to comply with the provisions of subsection 2.17.

(i) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests by a Bank, including to any Federal Reserve Bank, in accordance with applicable law; provided, that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(j) Each of the Company, each Bank and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Bank designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off

(a)   Except to the extent that this Agreement or a court order provides for payments to be allocated to a particular Bank or Banks, if any Bank (a “Benefitted Bank”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by offset, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank’s Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loans or the Reimbursement Obligations then owing to it, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Company agrees that each Bank so purchasing a portion of another Bank’s Loan may exercise all rights of a payment (including, without limitation, rights of offset) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b) In addition to any rights and remedies of the Banks provided by law, at any time when an Event of Default is in existence, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Company, as the case may be.  Each Bank agrees promptly to notify the Company and the Agent after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement may be executed by facsimile or other electronic means (including, without limitation, “pdf”).  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

                      10.9   GOVERNING LAW

THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                      10.10  WAIVERS OF JURY TRIAL

THE COMPANY, THE AGENT, THE CAF LOAN AGENT AND THE BANKS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.11 Submission To Jurisdiction; Waivers

The Company hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of New York in Manhattan, the courts of the United States of America for the Southern District of New York in Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 10.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.12 Confidentiality of Information

Each Bank acknowledges that some of the information furnished to such Bank pursuant to this Agreement may be received by such Bank prior to the time such information shall have been made public, and each Bank agrees that it will keep all such non-public information so furnished confidential and shall make no use of such non-public information until it shall have become public, except (a) in connection with matters involving operations under or enforcement of this Agreement or the Notes, (b) in accordance with each Bank’s obligations under law or regulation or pursuant to subpoenas or other process to make information available to governmental or regulatory agencies and examiners or to others, (c) to each Bank’s Affiliates, employees, agents (including accountants, legal counsel and other advisors) and Transferees and prospective Transferees so long as such Persons agree to be bound by this subsection 10.12, (d) with the prior written consent of the Company, (e) to the Agent, any other Bank or affiliate thereof (it being understood that any such affiliate will be instructed to keep such information confidential), (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.13 Existing Five-Year Credit Agreement

Each Bank which is a Bank party to the Existing Five-Year Credit Agreement and the Company acknowledge that the commitments under the Existing Five-Year Credit Agreement will terminate on the Closing Date, and each such Bank hereby waives any requirement of the Existing Five-Year Credit Agreement that the Company give any notice of such termination.

10.14 USA PATRIOT Act

Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank reasonably requests and that is required to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.15 No Fiduciary Duty

The Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Company, its stockholders and/or its affiliates.  The Company agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its affiliates, on the other.  The Company acknowledges and agrees that (i) the transactions contemplated by the Agreement and the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Agreement and the Loan Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other Person.  The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HUMANA INC.

By:                      /s/ James H. Bloem
Name:           James H. Bloem
Title:           Senior Vice President,
Chief Financial Officer and Treasurer

Humana 2010 Three Year Credit Agreement

JPMORGAN CHASE BANK, N.A., as Agent, as CAF Loan Agent, as Issuing Bank, as Swingline Lender and as a Bank

By:                      /s/ Dawn L. LeeLum
Name:                 Dawn L. LeeLum
Title:                 Executive Director

Humana 2010 Three Year Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent, as Issuing Bank and as a Bank

By:                      /s/ Yinghua Zhang
Name:                 Yinghua Zhang
Title:                 Vice President

Humana 2010 Three Year Credit Agreement

CITIBANK, N.A., as Documentation Agent, as Issuing Bank and as a Bank

By:                      /s/ Maureen P. Maroney
Name:                 Maureen P. Maroney
Title:                 Authorized Signatory

Humana 2010 Three Year Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:                      /s/ Patricia S. Robertson
Name:                 Patricia S. Robertson
Title:                 Senior Vice President

Humana 2010 Three Year Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:                      /s/ Christopher T. Kordes
Name:                 Christopher T. Kordes
Title:                 Senior Vice President

Humana 2010 Three Year Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:                      /s/ Andrea S. Chen
Name:                 Andrea S. Chen
Title:                 Director

Humana 2010 Three Year Credit Agreement

BARCLAYS BANK PLC, as a Bank
(Institution Name)

By:                      /s/ Diane Rolfe
Name:                 Diane Rolfe
Title:                 Director

Humana 2010 Three Year Credit Agreement

FIFTH THIRD BANK, as a Bank

By:                      /s/ Barbara S. Tully
Name:                 BARBARA S. TULLY
Title:                 VICE PRESIDENT

Humana 2010 Three Year Credit Agreement

MORGAN STANLEY BANK, N.A., as a Bank

By:                      /s/ Ryan Vetsch
Name:                 Ryan Vetsch
Title:                 Authorized Signatory

Humana 2010 Three Year Credit Agreement

The Bank of New York Mellon, as a Bank

By:                      /s/ Clifford A. Mull
Name:                 Clifford A. Mull
Title:                 First Vice President

Humana 2010 Three Year Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Bank

By:                      /s/ Johnny L. Perry
Name:                 Johnny L. Perry
Title:                 Senior Vice President

Humana 2010 Three Year Credit Agreement

Credit Suisse AG, Cayman Islands Branch, as a Bank

By:                      /s/ Ari Bruger
Name:                 Ari Bruger
Title:                 Vice President

By:                      /s/ Rahul Parmar
Name:                 Rahul Parmar
Title:                 Associate

Humana 2010 Three Year Credit Agreement

Goldman Sachs Bank USA, as a Bank

By:                      /s/ Mark Walton
Name:                 Mark Walton
Title:                 Authorized Signatory

Humana 2010 Three Year Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Bank
(Institution Name)

By:                      /s/ William M. Ginn
Name:                 William M. Ginn
Title:                 Executive Office

Humana 2010 Three Year Credit Agreement

UMB Bank, n.a., as a Bank

By:                      /s/ Charles J. Wolf
Name:                 Charles J. Wolf
Title:                 Senior Vice President

Humana 2010 Three Year Credit Agreement